     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               VARIAGENICS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8731                           04-3182077
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or organization)     Classification Code Number)          Identification Number)

                            ------------------------

                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                TAYLOR J. CROUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JEFFREY M. WIESEN, ESQ.                       R.W. SMITH, JR., ESQ.
        PETER T. BUTTERFIELD, ESQ.                PIPER MARBURY RUDNICK & WOLFE LLP
        MINTZ, LEVIN, COHN, FERRIS,                       6225 SMITH AVENUE
          GLOVSKY AND POPEO, P.C.                     BALTIMORE, MARYLAND 21209
           ONE FINANCIAL CENTER                            (410) 580-3000
        BOSTON, MASSACHUSETTS 02111
              (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM                 AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
Common Stock, $0.01 par value per share.....................        $100,000,000.00                   $26,400

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED MARCH       , 2000

                                        Shares

                               [VARIAGENICS LOGO]

                                  Common Stock

                                  -----------

    Variagenics, Inc. is selling       shares of common stock. Prior to this
offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $
      and $                per share. We have applied to have our common stock
approved for quotation on The Nasdaq Stock Market's National Market under the symbol "VGNX."

    The underwriters have an option to purchase up to a maximum of additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                                                                   Underwriting
                                                Price to           Discounts and         Proceeds to
                                                 Public             Commissions          Variagenics
                                           -------------------  -------------------  -------------------
Per Share................................  $                    $                    $
Total....................................  $                    $                    $

    Delivery of the shares of common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                                       Chase H&Q

                                                                        SG Cowen

              The date of this prospectus is              , 2000.

DESCRIPTION OF INSIDE COVER PAGE FOR EDGAR FILING:

A text box containing the following text:

           Why Pharmacogenomics?

           Less than one percent of the human genome varies from individual to individual. However, this amounts to over 3 million points of variability, or SNPs, between each individual. A small fraction of these SNPs may affect how individuals respond to drug therapy--both positively and negatively.

           VARIAGENICS is a leader in the new field of pharmacogenomics. Based on our understanding of genetic variability, we plan to develop and commercialize new diagnostic products and optimized drugs with the goal of improving patient treatment.

To the right of this text box is a graphic containing an ethnically diverse population.

Inside of Gatefold:

           Graphic representation of our pharmacogenomic platform abilities depicting the identification of candidate genes; discovery and cataloging of SNPs in and around the candidate genes; prioritizing of the SNPs to be subsequently integrated into clinical trial testing; development of genotyping and haplotyping assays; analysis of clinical trial data; development of diagnostic tests; and development of pharmaceutical products based on Variagenic-TM- Targeting.

A text box containing the following text:

           Our Story

           - Our SNP discovery process targets genes likely to be relevant to drug action in a diverse population of individuals.

           - Our Variagenic-TM- Impact Program utilizes five complementary discovery and screening tools to prioritize the most important SNPs which may be associated with drug response.

           - Our proprietary models help identify how these SNPs may change the structure and effects of key proteins in the body [Arrow pointing to SNP site: A SNP leads to a variable site very close to where drugs will attempt to bind with this important protein.]

           - Our NuCleave-TM- DNA analysis platform enables genotyping and haplotyping testing to validate the importance of the targeted SNPs in clinical trials with a high degree of accuracy.

           - We will develop new diagnostic products and optimized drugs which take genetic variability into account.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      4
RISK FACTORS..........................      8
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................     21
USE OF PROCEEDS.......................     21
DIVIDEND POLICY.......................     21
CAPITALIZATION........................     22
DILUTION..............................     23
SELECTED FINANCIAL DATA...............     24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     25
BUSINESS..............................     30
MANAGEMENT............................     43

                                          PAGE
                                        --------

TRANSACTIONS WITH EXECUTIVE OFFICERS,
  DIRECTORS AND FIVE PERCENT
  STOCKHOLDERS........................     54
PRINCIPAL STOCKHOLDERS................     55
DESCRIPTION OF CAPITAL STOCK..........     58
SHARES ELIGIBLE FOR FUTURE SALE.......     60
UNDERWRITING..........................     62
NOTICE TO CANADIAN RESIDENTS..........     64
LEGAL MATTERS.........................     65
EXPERTS...............................     65
WHERE YOU CAN FIND MORE INFORMATION...     65
INDEX TO FINANCIAL STATEMENTS.........    F-1

    This prospectus contains references to our trademarks
Variagenics-Registered Trademark-, Variagenic-TM-, SAGA-TM-, NuCleave-TM-, ProSNP-TM- and Genes4life-TM-. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. THEREFORE, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

OVERVIEW

    We are a leader in the field of pharmacogenomics. Pharmacogenomics is the study of the correlation between an individual's genetic variability and his or her specific response to a drug. The most common form of this genetic variability is a single nucleotide polymorphism, or SNP. We use our pharmacogenomics technology, expertise and proprietary data to optimize drugs in development and develop new drug targets, and we also intend to use our technology to bring high-value diagnostic products to market. We are a full-spectrum pharmacogenomics company with the capability to support key steps of the drug discovery and development process, extending from drug target identification through clinical trials to commercialization. We intend to establish multiple sources of revenue, which will include collaboration revenues, license fees, milestone payments and royalties on products commercialized using our technology.

CHALLENGES

    We expect the methods pharmaceutical companies use to develop new drugs and to improve existing drugs to undergo substantial change to account for genetic variation among individuals. The pharmacogenomics field is based on the concept that the effect a drug has on an individual can be a function of that individual's unique genetic make-up. Pharmacogenomics may allow pharmaceutical companies to substantially reduce development failures for drug targets, as well as to better understand the appropriate target population for each given drug. Pharmacogenomics is therefore expected to increase efficiency, reduce the cost of drug development and improve patient treatment. We believe that a new generation of high-value diagnostic products will be developed in connection with drugs optimized through pharmacogenomics. We expect that these diagnostic products will commonly be used to guide treatments for individuals based on their likely responses to these drugs.

    In order to commercialize pharmacogenomics, we must address three principal challenges:

    - sorting, interpreting and prioritizing the enormous amount of genomics data in a cost-effective fashion and in a method practical for use in clinical testing;

    - implementing platform technologies and genotyping assays in a manner practical for routine testing suitable for clinical research; and

    - combining the development of pharmacogenomically-enhanced drugs with the development of corresponding diagnostic tests.

VARIAGENICS' SOLUTIONS

    We believe that we are positioned to enable pharmaceutical, biotechnology and diagnostic companies to meet these challenges because:

    - We believe that our proprietary SNP database is the most comprehensive collection of genetic variability data specific to pharmacogenomics and relevant to major drug targets in development, including targets for oncology, cardiovascular, central nervous system and inflammatory disorders.

    - Our Variagenic-TM- Impact Program family of technologies includes five complementary and proprietary discovery tools to identify the most critical genetic information relevant to drug activity.

    - We intend to validate the value of our targeted genetic information utilizing our proprietary NuCleave-TM- DNA analysis platforms that we are developing and commercializing with our clinical collaborators. Our NuCleave-TM- DNA analysis platform enables a technology called mass spectrometry, a highly-accurate tool used to measure molecular weight, to be used for SNP detection.

    - We will develop new diagnostic products and optimized drugs internally, including those developed through our Variagenic-TM- Targeting Program, and with our collaborators to improve patient treatment.

OUR STRATEGY

    We are positioning ourselves to be the leader in bringing new pharmaceutical and diagnostic products to market based upon pharmacogenomics by:

    - rapidly commercializing our full range of pharmacogenomics capabilities;

    - establishing multiple revenue streams;

    - capitalizing upon our expertise to bring optimized pharmaceutical and diagnostic products to market;

    - maintaining and improving our technology base; and

    - leveraging management's industry expertise to develop collaborations in our target business segments.

OUR HISTORY

    We incorporated in Delaware on December 7, 1992. Our principal office is located at 60 Hampshire Street, Cambridge, MA 02139 and our telephone number is
(617) 588-5300. Our Web site is located at HTTP://WWW.VARIAGENICS.COM. We do not intend for the information contained on our Web site to be considered a part of this prospectus.

                                  THE OFFERING

Common stock offered.........................  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  For general corporate purposes, including research and development and potential
                                               acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  VGNX

    The number of shares to be outstanding after this offering is based on the number of shares outstanding on March 6, 2000 and excludes:

    - 1,940,377 shares that may be issued upon exercise of options outstanding as of March 6, 2000 granted under our 1997 Employee, Director and Consultant Stock Option Plan at a weighted average exercise price of $.84 per share; and

    - 1,856,646 shares that may be issued upon exercise of warrants outstanding as of March 6, 2000 at a weighted average exercise price of $3.49 per share.

                            ------------------------

    Unless otherwise indicated, information in this prospectus assumes the following:

    - the conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock upon the closing of this offering, including 3,921,568 shares of Series F mandatorily redeemable convertible preferred stock sold in March 2000, into 12,552,576 shares of common stock;

    - a     -for-    stock split of the common stock approved by our
      stockholders on       , 2000;

    - the filing of our amended and restated certificate of incorporation and restated bylaws concurrently with the completion of this offering; and

    - no exercise of the underwriters' over-allotment option.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                         1995       1996       1997       1998       1999
                                                       --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenue..............................................  $    --    $    --    $    --    $    --    $    399
Costs and expenses:
  Research and development...........................      909      1,298      2,234      5,071       8,602
  General and administrative.........................      654        781      2,059      3,176       6,945
  In-process research and development................       --         --        674         --          --
                                                       -------    -------    -------    -------    --------
    Loss from operations.............................   (1,563)    (2,079)    (4,967)    (8,247)    (15,148)

Other income (expense):
  Interest income....................................        9         10        258        200         167
  Interest expense...................................      (79)       (32)       (80)       (98)     (1,497)
  Loss on investment in affiliate....................       --         --         --         --        (250)
                                                       -------    -------    -------    -------    --------
Net loss.............................................  $(1,633)   $(2,101)   $(4,789)   $(8,145)   $(16,728)
                                                       =======    =======    =======    =======    ========
Accretion to redemption value........................       --         --         --       (153)     (1,076)
Net loss attributable to common stockholders.........   (1,633)    (2,101)    (4,789)    (8,299)    (17,804)
Net loss attributable to common stockholders per
  share (basic and diluted)..........................  $ (9.17)   $ (9.77)   $(15.54)   $(19.55)   $ (34.93)
Weighted average common shares outstanding (basic and
  diluted)...........................................      178        215        308        425         510
Unaudited pro forma net loss per share (basic and
  diluted)...........................................                                              $  (3.02)
Shares used in computing unaudited pro forma basic
  and diluted net loss per share.....................                                                 5,544

    In the unaudited pro forma net loss per share (basic and diluted) we have adjusted the shares used in computing unaudited pro forma weighted average shares outstanding (basic and diluted) to give effect to the automatic conversion of our redeemable convertible preferred stock outstanding at December 31, 1999 using the if converted method on their respective dates of issuance.

    In the Pro Forma column below, we have adjusted the actual balance sheet data to give effect to the automatic conversion of each outstanding share of our redeemable convertible preferred stock, including 3,921,568 shares of Series F redeemable convertible preferred stock sold in March 2000 for net proceeds of $19.9 million, into 12,552,576 shares of common stock. In the Pro Forma As Adjusted column below, we have further adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale in this offering of
shares of common stock at an assumed initial public offering price of $    per
share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                                                           AS
                                                               ACTUAL     PRO FORMA     ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  4,328     $  4,328
Working capital.............................................     2,799        2,799
Total assets................................................     9,403        9,403
Long-term obligations, less current portion.................       977          977
Redeemable convertible preferred stock......................    28,732           --
Total stockholders' equity (deficit)........................   (22,029)      26,603

    Please see Note 2 to our financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per share attributable to common stockholders and the number of shares used in the computation of per share amounts.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS AS CURRENTLY PLANNED AND OUR FINANCIAL CONDITION AND OPERATING RESULTS COULD BE SERIOUSLY HARMED. IN THAT CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE ARE IN THE EARLY STAGE OF COMMERCIALIZING OUR PRODUCTS AND SERVICES AND HAVE A RELATIVELY SHORT OPERATING HISTORY, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS FOR FUTURE SUCCESS.

    We are in the early stage of commercializing our products and services. We have just begun to generate revenues from this commercialization, and have only a relatively limited operating history upon which you can evaluate our business and prospects for future success. Since our inception, we have devoted our efforts primarily to financial planning, research and development of pharmacogenomics technology, recruiting management and technical staff, acquiring operating assets and raising capital. You must consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets, such as the market for products and services derived from pharmacogenomics. Some of these risks and uncertainties relate to our ability to:

    - anticipate and adapt to changes in the rapidly evolving pharmacogenomics field;

    - retain current customers and collaborators and attract new customers and collaborators;

    - implement and successfully execute our business strategy and sales and marketing initiatives;

    - attract, retain and motivate qualified personnel;

    - respond effectively to competitive and technological developments through the timely introduction of our NuCleave-TM- analysis platform, Variagenic-TM- Impact Program and our other technologies, products and services; and

    - effectively manage our anticipated growth.

    If we are unsuccessful in addressing these risks and uncertainties, our prospects for future success will be uncertain.

WE HAD AN ACCUMULATED DEFICIT OF $34.9 MILLION AS OF DECEMBER 31, 1999, EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW FOR SEVERAL YEARS AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

    We have had substantial operating losses since our inception and our operating losses are expected to continue at least through the end of 2001. We may never be profitable. We experienced net losses of $16.7 million in 1999, $8.1 million in 1998 and $4.8 million in 1997. As of December 31, 1999, we had an accumulated deficit of $34.9 million. We expect significant increases in expenses in connection with our internal research and development and commercialization programs, including the development and planned commercial introduction of our NuCleave-TM- analysis platform, Variagenic-TM- Impact Program and our other technologies, products and services. Our ability to achieve significant revenue or profitability will depend upon successful completion of our product development activities and obtaining collaborations and customers for our products and services. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

IF WE DO NOT SUCCESSFULLY INTRODUCE NEW PRODUCTS AND SERVICES AND EXPAND THE RANGE OF APPLICATIONS FOR OUR CURRENT PRODUCTS AND SERVICES, WE MAY NOT GENERATE SUFFICIENT REVENUE TO ACHIEVE OR MAINTAIN PROFITABILITY.

    Our technologies are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products and services. Our products and services, including NuCleave-TM- and our Variagenic-TM- Impact Program, have not yet been commercially proven in the marketplace and we may not be successful in completing development of our products and services or achieving acceptance in the marketplace. Our ability to successfully develop our technologies and commercialize our products and services is subject to a variety of factors, including our ability to:

    - obtain substantial additional capital to support the expenses of developing our technologies and commercializing our products and services;

    - develop markets for our products and services;

    - successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

    - attract and retain qualified management, sales, technical and scientific staff.

    We have only limited experience in sales and marketing, and have only just begun to develop a sales force capable of selling and marketing our products and services. We intend to market our technologies and applications through collaborations with pharmaceutical, biotechnology and diagnostic companies. We may not be able to establish or maintain collaborative or distribution arrangements to market our products and services, which would harm our ability to generate revenue.

OUR BUSINESS MODEL IS BASED ON PHARMACOGENOMICS, WHICH IS COMMERCIALLY UNPROVEN, AND IF THIS FIELD DOES NOT DEVELOP AS WE BELIEVE, OUR RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED.

    The field of pharmacogenomics is relatively new and it has not been proven to be commercially viable. We lack extensive experience in utilizing pharmacogenomics in drug development programs or in marketing our pharmacogenomics capabilities to pharmaceutical, biotechnology and diagnostics companies. Our business model is based on the assumption that pharmacogenomics may help scientists better understand complex disease processes and aid in drug development. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on pharmacogenomics have been developed. If our assumption about the role of genes in the disease process is wrong, our business model may not result in products or services, and the genetic data included in our SNP database and other products and services may not be useful to our collaborators. If pharmacogenomics proves unsuccessful or does not grow in importance as expected, our results of operations may be materially adversely affected.

OUR TECHNOLOGIES AND INITIAL COMMERCIAL PRODUCTS AND SERVICES HAVE NOT ACHIEVED MARKET ACCEPTANCE AND MAY NOT BE COMMERCIALLY VIABLE OR SUCCESSFUL, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

    To date, we have developed a limited number of products and services based on our technologies. We cannot assure you that we or our customers or our collaborators will be able to use these technologies successfully in pharmaceutical or diagnostic product development. Our technology and development focus with respect to our genotyping technologies are primarily directed toward complex diseases associated with one or more genes. Even if we are successful in identifying SNPs and associating these SNPs with specific drug responses or diseases, we cannot be certain that these discoveries will lead to the development of therapeutic or diagnostic products. If we and our customers and collaborators fail to commercialize products and services based on our technologies, our business would be harmed.

    The instrumentation, software and know-how that comprise our technologies involve novel uses that have not previously been used in commercial applications. As these technologies are used, it is possible that previously unrecognized defects or limitations will emerge. We may be unable to validate or achieve the improvements in the components of our technologies necessary for their successful commercialization. Our technologies will also need to compete against well-established techniques to discover novel drugs, including combinatorial chemistry and high-throughput screening. We may be unable to compete successfully against these existing techniques and instruments.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

    We have grown rapidly in recent years. We expect to continue to experience significant growth in the number of our employees and the scope of our operations. In addition, several members of our senior management team have only recently joined us. Our growth has placed, and is expected to continue to place, a significant strain on our management and operating systems. Our ability to effectively manage any future growth will depend upon our ability to strengthen our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our work force. In addition, we must continue to take steps to provide resources to support our collaborative parties and customers as their numbers increase. Our inability to manage our growth effectively could adversely affect our business.

FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

    Our results of operations have fluctuated significantly in the past and we expect our revenue and results of operations to fluctuate significantly in the future due to a variety of factors, several of which may be beyond our control. If these fluctuations occur, our stock price may decline. The factors which may cause these fluctuations include:

    - our ability to develop, market and introduce products and services on a timely basis;

    - demand for our products and services;

    - our ability to attract and retain customers and collaborators;

    - the timing of start-up expenses for new products, services and enhancements;

    - costs incurred in developing and testing our products and product enhancements;

    - the number, timing and significance of new products and services introduced by our competitors;

    - changes in the mix of our products and services offered;

    - changes in our operating expenses;

    - regulatory actions; and

    - changes in third-party reimbursement policies.

    A substantial portion of our operating expenses is related to personnel costs, research and development, marketing programs and overhead, which cannot be adjusted quickly and is therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenue. If actual revenue falls below our expectations, our business may suffer and our stock price may decline.

WE MAY NEED TO RAISE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, IF AT ALL.

    We anticipate that our existing capital resources may not be sufficient to fund our future operating plans and, therefore, we may need to raise significant additional capital. We expect our capital and operating expenses to increase significantly over the next several years as we expand our infrastructure and increase our research and development activities. We believe the proceeds from this offering, together with cash on hand, will be sufficient to fund our operating costs for at least the next

18 months. However, our business or operations may change in a manner that would consume available resources more rapidly than anticipated. The amount of additional capital which we will need to raise will depend on many factors, including:

    - our progress with research and development;

    - the number and breadth of our research programs;

    - purchase of additional capital equipment;

    - expansion of our facilities;

    - competing technological and market development;

    - our level of success in developing, commercializing and selling our products, services and associated technologies;

    - our ability to establish and maintain successful collaborations;

    - costs we incur in filing, prosecuting, enforcing and defending our patent claims and other intellectual property rights; and

    - our acquisition of complementary products, businesses or technologies.

    If we raise additional funds through the sale of equity or convertible debt or equity securities, your percentage ownership in us will be reduced. In addition, these transactions may dilute the value of our outstanding stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us or is not available on terms acceptable to us, we may have to reduce substantially or eliminate expenditures for the further commercialization of our products and services, sell some or all of our technology or assets, or merge with another entity. We may not be able to fund our future needs which would have a material adverse effect on our business.

WE INTEND TO RELY ON OUR COMMERCIAL AND ACADEMIC COLLABORATORS AND LICENSING AGREEMENTS TO IMPLEMENT OUR BUSINESS STRATEGY AND COMMERCIALIZE OUR PRODUCTS AND SERVICES. IF WE ARE UNABLE TO ENTER INTO THESE ARRANGEMENTS, WE COULD LOSE SIGNIFICANT REVENUE.

    Our strategy for developing and commercializing products based on our technologies depends upon our ability to form collaborations and licensing arrangements. As a result, we may be dependent on our collaborators and licensees for regulatory approval, and the manufacturing and marketing of the therapeutic and diagnostic products we develop. If we are not able to enter into these arrangements or implement our strategy to develop and commercialize therapeutic and diagnostic products based upon our technologies, we could lose significant revenue.

    We or our collaborators or licensees may terminate our agreements early. In addition, our collaborators or licensees may negotiate provisions with us that allow them to terminate our agreements prior to the expiration of the negotiated term under certain circumstances. If any third party collaborator or licensee were to terminate its agreement with us or otherwise fail to conduct its obligations under our collaboration or to complete them in a timely manner, we could lose significant revenue.

    In addition, we intend to establish new relationships with researchers, consultants and scientific advisors in the pharmacogenomics field. Under a typical arrangement, we can expect only limited amounts of their time to be dedicated to our activities. All of these individuals are or will be engaged by employers other than us and have commitments to other entities that may limit their availability to us. We cannot be certain that any of our existing relationships will be successful, and we may not be able to negotiate acceptable collaborations in the future with additional researchers, consultants, or scientific advisors at academic and other institutions.

    Our current and potential collaborators could develop competing products, preclude us from entering into relationships with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Potential collaborators with whom we may wish to establish a relationship could develop products or technologies similar to our own, reducing our pool of possible collaborative parties and increasing competition. Any of these developments could harm our product development efforts, which would seriously harm our business.

WE EXPECT TO DEPEND IN THE FORESEEABLE FUTURE ON A SMALL NUMBER OF CUSTOMERS AND COLLABORATORS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. THE LOSS OF ANY ONE OF THESE CUSTOMERS OR COLLABORATORS COULD RESULT IN A SUBSTANTIAL DECLINE IN REVENUE.

    Our customers and collaborators have been, and will most likely be, concentrated in a limited number of pharmaceutical, biotechnology and diagnostics companies. As a result, our financial performance may depend on large contracts from a limited number of customers and collaborators. Also, if consolidation trends in the healthcare industry continue, the number of our potential customers and collaborators could decrease, which could have an adverse impact on our marketing efforts and revenues.

MANY OF OUR COMPETITORS IN THE PHARMACOGENOMICS INDUSTRY HAVE SUBSTANTIALLY GREATER RESOURCES AND CAPABILITIES THAN US AND MAY BE ABLE TO DEVELOP AND COMMERCIALIZE PRODUCTS BEFORE WE DO.

    We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services that are substantially similar to our proposed products and services, or which otherwise address the needs of our customers and potential customers. Many of the organizations competing with us have significantly greater experience in financial, research and development, manufacturing, marketing, sales distribution and technical regulatory matters than we do. In addition, many current and potential competitors have greater name recognition and more extensive collaborative relationships. In the pharmacogenomics field, we compete with several companies offering alternative technology concepts. In addition, numerous pharmaceutical companies are developing genomic research programs, either alone or in partnership with our competitors.

    We believe our future success will depend, in large part, on our ability to maintain a competitive position in the pharmacogenomics field. Pharmacogenomic technologies have undergone and are expected to continue to undergo rapid and significant change. Rapid technological development by us or others may result in products or technologies becoming obsolete before we recover the expenses incurred in connection with their development. Products we offer could be made obsolete by less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

OUR CUSTOMERS MAY NOT BE SUCCESSFUL IN DEVELOPING OR COMMERCIALIZING PHARMACEUTICAL OR DIAGNOSTIC PRODUCTS USING OUR TECHNOLOGIES.

    Development of pharmaceutical or diagnostic products based on our technologies will be subject to risks of failure inherent in their development or commercial viability. These risks include the possibility that any of these products will:

    - be found to be ineffective;

    - be found to be toxic;

    - fail to receive necessary regulatory approvals;

    - be difficult or impossible to manufacture on a large scale;

    - be uneconomical to market;

    - fail to be developed prior to the successful marketing of similar products by competitors; or

    - be impossible to market because they infringe on the proprietary rights of third parties or compete with products marketed by third parties that have achieved widespread commercial acceptance.

    If our customers discover pharmaceutical or diagnostic products using our technology and pharmacogenomic assets, we will rely on them in many cases for product development, regulatory approval, manufacturing and marketing of those products. We cannot control the amount and timing of resources our customers may devote to our programs or potential products. As a result, we cannot be certain that our customers will choose to develop and commercialize these products. In addition, if a customer is involved in a business combination, such as a merger or acquisition, or changes its business focus, its performance under its agreement with us may suffer and, as a result, we may not generate any further revenues from the payment provisions of our agreement with that customer.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY METHODS AND TECHNOLOGIES, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

    IF OUR PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, OUR COMPETITORS MAY OBTAIN RIGHTS TO COMMERCIALIZE OUR DISCOVERIES, WHICH WOULD ADVERSELY AFFECT OUR REVENUES.

    We intend to apply for patent protection for many aspects of our business, including:

    - our SNP discovery and characterization process;

    - our NuCleave-TM- DNA analysis platform and related technologies; and

    - our Variagenic-TM- Targeting program for identifying novel drug targets.

    The patent positions of pharmaceutical, biotechnology and diagnostic companies, including us, are frequently uncertain and involve complex legal and factual questions. Our patent applications may not result in sufficient protection, if any, for our technologies, products or SNP discoveries for any of a number of reasons, including any one or more of the following:

    - some or all of our pending patent applications may not result in issued patents;

    - we may develop additional proprietary technologies that are not patentable or are not covered by claims of any patents we have obtained or will obtain;

    - any patents issued to us may not provide us with any competitive advantages or a basis for commercially viable products; and

    - any patents issued to us may be challenged, circumvented or invalidated by third parties.

    Our competitors may seek patent protection for alternative methods for genotyping samples and for polymorphism identification. Should patents issue from those applications, to the extent that the methodologies claimed in those patents are identical or similar to our own, we or our collaborators may be prevented from commercializing the use of the NuCleave-TM- technology for those purposes. Furthermore, it is possible that others may have developed or will develop and obtain patents on methodologies that may be perceived by consumers to be superior to the NuCleave-TM- approach to genotyping or polymorphism identification, which could adversely affect the value of any patents we might obtain with regard to the use of the NuCleave-TM- technology.

    THE SCOPE OF OUR ISSUED PATENTS MAY NOT PROVIDE US WITH ADEQUATE PROTECTION OF OUR INTELLECTUAL PROPERTY FROM OUR COMPETITORS, WHICH WOULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

    Even if we are able to obtain patents for our products, these patents may not provide us with substantial protection or may not be commercially beneficial to us. In addition, patent filing and maintenance fees are very expensive and if we fail to pay these fees, we may not be able to protect our discoveries which would adversely affect our business. The issuance of a patent is not conclusive as to its validity or its enforceability. Furthermore, a patent does not provide the patent holder with any right to practice the patented technology. Thus, third parties may have patents of their own which could prevent us from practicing our patented technologies. This inability to practice our own patented technologies may adversely affect our business. Patents may also be challenged in re-examination proceedings or may have to undergo reissue. The US Patent and Trademark Office may decide these patents are invalid in these proceedings. If key patents owned by or licensed to us were invalidated or if any of our pending patent applications were not issued, our competition could increase and harm our business and financial condition.

    IF WE ARE UNABLE TO GAIN ACCESS TO, OR OBTAIN A LICENSE TO USE, IDENTIFIED SNPS THAT ARE IMPORTANT TO THE RESEARCH AND DEVELOPMENT OF OUR PRODUCTS AND SERVICES, OUR BUSINESS AND FINANCIAL CONDITION WOULD BE ADVERSELY AFFECTED.

    If important SNPs are patented by third parties we will need to obtain rights to them in order to develop and use them. Our licenses may prove to be ineffective, which would adversely affect our rights to technology owned by third parties. We also may fail to comply with due diligence or other requirements in our licenses and lose our rights to practice licensed technology. Third parties may be unwilling to license rights on commercially acceptable terms, if at all. If we were required to pay licensing fees to develop and use SNPs, our costs could increase. In addition, our failure to obtain rights to important patented SNPs could have an adverse effect on our business.

    WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

    In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. They would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in such lawsuits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause the market price of our stock to decline. Indeed, general proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

    OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    We may be sued for infringing on the intellectual property rights of others. Intellectual property litigation is costly, and, even if we prevail, the costs of litigation could adversely affect our business and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license to the intellectual property in question. Any required license may not be available on terms acceptable to us, if at all. In addition, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we fail to obtain a required license or are unable to design around any third party patent, we may be unable to sell some of our products, which could have a material adverse affect on our business, and results of operations.

    THE RIGHTS WE RELY UPON TO PROTECT OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE TO PROTECT OUR PRODUCTS AND SERVICES, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGIES AND WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

    In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require most employees, academic collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

    - the agreements may be breached;

    - we may have inadequate remedies for any breach;

    - proprietary information could be disclosed to our competitors;

    - others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies; or

    - we may not be able to meaningfully protect our trade secrets.

    We may not be able to maintain the confidentiality of our technologies and other confidential information in connection with each academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could harm our business and results of operations. Further, any collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with any of our competitors. The measures that we take may not provide protection for our trade secrets or other proprietary information. If we are unable to protect our intellectual property, our ability to execute our business plan would be harmed.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES, ADVERSELY AFFECT OUR BUSINESS AND DILUTE YOUR PERCENTAGE OWNERSHIP INTEREST OF OUR COMPANY.

    A portion of any future growth may be accomplished by acquiring complementary businesses and technologies, although we have no commitments or agreements with respect to any acquisitions at present. Factors that will affect the success of any acquisition include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain necessary financing on acceptable terms to finance such acquisitions or successfully integrate acquired personnel and operations. In addition, as a public company, the cost of acquiring companies may increase relative to the cost of acquiring similar companies when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our business. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities and potentially dilutive issuances of equity securities. If we issue equity securities in connection with any acquisitions, your percentage ownership of our company would be reduced.

WE USE HAZARDOUS MATERIALS, CHEMICALS AND PATIENT SAMPLES IN OUR BUSINESS, AND ANY DISPUTES RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

    Our research and development, production and service activities involve the controlled use of hazardous materials, chemicals and patient samples. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products, conveyance, processing, and storage of and data on patient samples. We cannot eliminate the risk of accidental contamination or discharge or any resultant injury from these materials. If we fail to comply with applicable laws or regulations or in the event of an accident, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources. Further, future changes to environmental health and safety laws could cause us to incur additional expense or restrict our operations.

    In addition, certain of our collaborators are working with these types of hazardous materials, including viruses and hazardous chemicals, in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these patient samples that may contain viruses and hazardous materials. This liability could exceed our resources.

WE MAY INVEST SIGNIFICANT TIME ON SALES OPPORTUNITIES WITH NO ASSURANCE OF SUCCESS.

    Our ability to obtain customers for our products and services will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts on human health. Our average sales cycle is lengthy because:

    - we must educate our customers about our products and services;

    - we market our products and services to a variety of constituencies within potential collaborators and customers, including research and development personnel and key management; and

    - the negotiations for each collaboration will typically involve multiple agreements containing terms that may be unique to each customer or collaborator.

    We may expend substantial funds and management effort with no assurance that a sale or a collaboration will result.

SOME OF OUR RESEARCH PRODUCTS REQUIRE SUPPLIES AND REAGENTS FROM WHICH WE RELY ON A SINGLE SUPPLIER AND THE DELAY OR INTERRUPTION OF THIS SUPPLY COULD ADVERSELY AFFECT THE COMPLETION OF THESE PRODUCTS.

    Certain reagents used in our research programs are currently available only from a single supplier. These reagents may not continue to be available in commercial quantities at acceptable costs. If we are required to seek alternative sources of supply, it could be time consuming and expensive. In addition, we are dependent on our reagent supplier to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. In the event that our supply of reagents is delayed or interrupted for any reason, our ability to develop and supply our products could be impaired.

IF WE FAIL TO RETAIN ANY KEY PERSONNEL OR HIRE, TRAIN AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH WOULD HURT OUR ABILITY TO MANUFACTURE OUR PRODUCTS AND PROVIDE OUR SERVICES.

    Our future success will depend on the continued services and on the performance of our senior management. The loss of the services of any of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our products and services. We must also hire, train, motivate and retain key personnel and manage employees with skills related to pharmacogenomics and rapidly changing technologies in order to serve our customers. Individuals who have expertise and can perform the research or develop our technologies are scarce. We might not be able to hire enough experienced individuals or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects or perform our obligations under certain agreements. In addition, because the competition for qualified employees in the biotechnology industry is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. While our key employees are subject to non-competition agreements, these agreements may be difficult to enforce. If we fail to attract, train and retain key personnel, our ability to compete effectively would be materially and adversely affected.

WE MAY BE SUED FOR PRODUCT LIABILITY, WHICH, IF A SUIT WERE SUCCESSFUL, COULD CAUSE US TO FACE SUBSTANTIAL LIABILITIES THAT EXCEED OUR RESOURCES.

    We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing or sale. If our genotyping assays or other products and services do not function properly, or if the results obtained by our customers are not conducive for the selection of appropriate therapies, we may be sued. These risks are inherent in the development of pharmacogenomics products and services. We currently do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we or our strategic partners develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.

 RISKS RELATED TO THE PHARMACEUTICAL, BIOTECHNOLOGY AND DIAGNOSTICS INDUSTRIES

OUR REVENUES ARE DERIVED PRIMARILY FROM AND ARE SUBJECT TO RISKS FACED BY THE PHARMACEUTICAL, BIOTECHNOLOGY AND DIAGNOSTICS INDUSTRIES.

    We expect that our revenues in the foreseeable future will be derived primarily from our products and services provided to the pharmaceutical, biotechnology and diagnostics industries. Accordingly, our success will depend directly upon their demand for our products. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by companies in these industries. These reductions and delays may result from factors beyond our control, such as:

    - changes in economic conditions;

    - changes in the regulatory environment affecting healthcare and healthcare providers;

    - pricing pressures and reimbursement policies;

    - market-driven pressures on companies to consolidate and reduce costs; and

    - other factors affecting research and development spending.

OUR COLLABORATORS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATORY REQUIREMENTS, WHICH COULD INCREASE OUR OPERATING COSTS OR ADVERSELY AFFECT THEIR ABILITY TO OBTAIN GOVERNMENT APPROVAL OF PRODUCTS BASED ON GENES THAT WE IDENTIFY IN A TIMELY MANNER, IF AT ALL.

    The pharmaceutical, biotechnology and diagnostics industries are subject to stringent regulation by the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of preclinical laboratory testing and human studies is lengthy and expensive. It typically takes many years and substantial resources to satisfy regulatory requirements depending on the types, complexity and novelty of the product. Our collaborators may not be able to obtain FDA approvals for their products in a timely manner, or at all. They may encounter significant delays or excessive costs in efforts to secure necessary approvals or licenses. Even if they obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Our collaborators who use our technology in their clinical laboratories may also be subject to the registration and certification requirements of the Clinical Laboratory Improvement Act, which mandates specific standards in areas such as proficiency testing, patient test management, quality control, quality assurance and inspections. Our collaborators and future collaborators may fail to comply with the Clinical Laboratory Improvement Act, which would negatively impact our ability to sell our technology, products and services to them. Moreover, several areas in which our collaborators may develop products involve relatively new technology that has not been the subject of extensive testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain. In addition, these products may be subject to substantial review by foreign regulatory authorities that could prevent or delay approval in other countries.

WE MAY BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION.

    Our services and products are not currently subject to regulation by the FDA, but the products of many of the pharmaceutical, biotechnology and diagnostics companies to which we market our products and services are regulated by the FDA. The interest of the FDA or other governmental agencies in our services and products may increase as the number of pharmaceutical and other products developed using our technologies increases. In addition, the FDA is placing increased scrutiny on products and services in the genomics field. Regulatory requirements ultimately imposed on our products and services could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.

RESTRICTIONS ON REIMBURSEMENTS AND HEALTHCARE REFORM MAY LIMIT OUR COLLABORATORS' FINANCIAL RETURNS ON PRODUCTS BASED ON GENES THAT WE IDENTIFY AS PROMISING CANDIDATES FOR DEVELOPMENT AS DRUGS OR DRUG TARGETS, THEREBY REDUCING OUR POTENTIAL FUTURE COLLABORATIONS.

    Our collaborators' ability to commercialize drugs and diagnostic products may depend in part on the extent to which coverage and adequate payments for these products will be available from government of payors, such as Medicare and Medicaid, private health insurers, including managed care organizations and other third-party payors. These payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical and diagnostics products, and we cannot assure you that adequate payment will be available for any product.

    In recent years, officials have made numerous proposals to change the healthcare system in the US. These proposals included measures that would limit or eliminate payments for some medical procedures and treatments or subject the pricing of pharmaceuticals and other medical products to government control. Government and other third-party payors increasingly attempt to contain healthcare costs by limiting both coverage and the level of payments of newly approved healthcare products. In some cases, they may also refuse to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals and federal, state or private payors for healthcare goods and services may take action to limit their payments for goods and services. Any of these events could limit our ability to form collaborations or commercialize our products successfully.

ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION MAY AFFECT DEMAND FOR OUR PRODUCTS.

    Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could materially and adversely affect our business and financial condition.

                      RISKS ASSOCIATED WITH THIS OFFERING

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS THAT YOU AS A STOCKHOLDER MAY CONSIDER FAVORABLE.

    Following this offering, certain provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:

    - authorizing the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and thwart a takeover attempt;

    - a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

    - prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;

    - requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

    - limitations on who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

    - establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law and our stock option plan may discourage, delay or prevent a change in control of our company.

WE EXPECT THE MARKET PRICE OF OUR COMMON STOCK TO BE VOLATILE AND THE MARKET PRICE COULD FALL BELOW THE INITIAL PUBLIC OFFERING PRICE. AS A RESULT, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENTS.

    The initial public offering price will be determined through negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future market performance. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investments. In addition, the market prices of biotechnology and genomics-related companies have been highly volatile and have reacted significantly to publicity regarding policy, regulatory, safety, and business issues regarding the industry. We expect such market price volatility to continue.

    Shareholders have brought securities class action litigation against biotechnology and pharmaceutical companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market for our common stock.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS WILL HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

    Our directors, executive officers and principal stockholders will
beneficially own, in the aggregate, approximately    % of our common stock
following this offering. In particular,     stockholders will own, in the
aggregate, approximately    % of our outstanding common stock. These
stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.

WE DO NOT HAVE AN EXACT PLAN FOR THE USE OF THE NET PROCEEDS OF THIS OFFERING AND WILL THEREFORE HAVE BROAD DISCRETION AS TO THE USE OF THESE PROCEEDS, WHICH WE MAY NOT USE EFFECTIVELY.

    We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from general corporate purposes, including research and development and possible future acquisitions. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively.

YOU WILL SUFFER SUBSTANTIAL DILUTION OF $    PER SHARE IN THE NET TANGIBLE BOOK
VALUE OF THE COMMON STOCK YOU PURCHASE.

    The initial public offering price of our common stock will be substantially higher than the book value per share of our common stock. Based on an assumed
initial public offering price of $    per share, if you purchase shares of
common stock in this offering, you will suffer immediate and substantial
dilution of $    per share in the net tangible book value of the common stock.
To the extent outstanding options are exercised, you will suffer further dilution.

A LARGE NUMBER OF SHARES MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging our otherwise disposing of their share for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates
approximately when the             shares of our common stock that are not being
sold in the offering but which were outstanding as of             , 2000 will be
eligible for sale into the public market:

                                                                    ELIGIBILITY OF
                                                              RESTRICTED SHARES FOR SALE
                                                                   IN PUBLIC MARKET
                                                              --------------------------
On the date of this prospectus..............................
180 days after the date of this prospectus..................
At various times after the date of this prospectus..........

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. We generally use words such as "believe," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

    Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    Our net proceeds from the sale of             shares of common stock we are
offering, at an assumed initial public offering price of $      per share, are
estimated to be $      million after deducting underwriting discounts and
commissions and estimated offering expenses payable by us. We expect to use the net proceeds for general corporate purposes, including research and development and potential acquisitions.

    The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations and sales and marketing activities. We may also use a portion of the proceeds for research and development and for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently anticipate retaining all of our future earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying any cash dividends for the foreseeable future. The terms of future credit agreements may prevent us from paying any dividend or making any distributions or payment with respect to our capital stock.

                                 CAPITALIZATION

    The following table presents the following information:

    - our actual capitalization as of December 31, 1999;

    - our pro forma capitalization reflecting the conversion of all outstanding shares of redeemable convertible preferred stock, including
      3,921,568 shares of Series F redeemable convertible preferred stock sold in March 2000 for net proceeds of $19.9 million, into 12,552,576 shares common stock upon the closing of this offering; and

    - our pro forma as adjusted capitalization reflecting the pro forma
      adjustments mentioned above and the sale of             shares of common
      stock offered by us at an assumed initial public offering price of
      $               per share, less underwriting discounts and commissions and the estimated offering expenses payable by us.

    This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus.

                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Obligations under capital leases and line of credit.........  $ 1,602      $ 1,602
Redeemable convertible preferred stock $.01 par value;
  9,732,208 shares authorized; 8,631,008 shares issued and
  outstanding, actual; no shares issued and outstanding, pro
  forma and pro forma as adjusted...........................   28,732           --
Stockholders' deficit
  Common stock, $.01 par value; 12,042,300 shares
    authorized; 630,605 shares issued and outstanding,
    actual; 13,183,181 shares issued and outstanding, pro
    forma;       shares issued and outstanding, pro forma as
    adjusted................................................        6          132
  Additional paid-in capital................................   19,185       67,691
  Deficit accumulated during the development stage..........  (34,894)     (34,894)
  Deferred compensation.....................................   (6,325)      (6,325)
                                                              -------      -------       -------
      Total capitalization..................................  $ 8,306      $28,206
                                                              =======      =======       =======

    This table excludes the following shares:

    - 1,322,144 shares of common stock that may be issued upon exercise of options outstanding as of December 31, 1999 under our 1997 Employee, Director and Consultant Stock Option Plan at a weighted average exercise price of $.63 per share; and

    - 1,883,703 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $3.57.

                                    DILUTION

    The pro forma net tangible book value of our common stock as of
December 31, 1999, reflecting the conversion of all outstanding shares of redeemable convertible preferred stock, including 3,921,568 shares of Series F redeemable convertible preferred stock sold in March 2000 for net proceeds of $19.9 million, into 12,552,576 shares of common stock upon the closing of this offering, was $26.5 million, or $2.00 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets, including net proceeds from the sale of Series F redeemable convertible preferred stock of $19.9 million, less total liabilities divided by the number of pro forma shares of common stock outstanding as of December 31, 1999 and including
3,921,568 shares of Series F redeemable convertible preferred stock sold in March 2000. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale of shares of common stock offered by this prospectus at an assumed initial public offering price of $
per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of
December 31, 1999 would have been approximately $    , or $    per share. This
represents an immediate decrease in net tangible book value of $    per share to
new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Initial public offering price per share.....................              $
  Pro forma net tangible book value per share as of December
    31, 1999................................................   $ 2.00
  Increase to new investors
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

    If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value at December 31, 1999 would have been
approximately $    per share, representing an immediate increase in net tangible
book value of $    per share to existing stockholders and an immediate dilution
in net tangible book value of $    per share to new investors.

    The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering.

                                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                               --------------------    -------------------    PRICE PER
                                                NUMBER     PERCENT      AMOUNT    PERCENT       SHARE
                                               ---------   --------    --------   --------    ---------
Existing stockholders........................                    %     $                %      $
New investors................................
                                               ---------    -----      -------     -----
  Total......................................               100.0%     $           100.0%
                                               =========    =====      =======     =====

    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants at December 31, 1999. The exercise of all options and warrants outstanding as of December 31, 1999 having an exercise price less than the offering price would increase the dilutive effect to new investors to $ per share.

    If the underwriters exercise their over-allotment option in full, the following will occur:

    - the number of shares of common stock held by existing stockholders will
      decrease to approximately    % of the total number of shares of our common
      stock outstanding; and,

    - the number of shares held by new investors will increase to       shares,
      or approximately    % of the total number of our common stock outstanding
      after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our financial statements not included in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data present below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, included elsewhere in this prospectus.

                                                                     YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                         1995       1996       1997       1998       1999
                                                       --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenue..............................................  $    --    $    --    $    --    $    --    $    399
Costs and expenses:
  Research and development...........................      909      1,298      2,234      5,071       8,602
  General and administrative.........................      654        781      2,059      3,176       6,945
  In-process research and development................       --         --        674         --          --
                                                       -------    -------    -------    -------    --------
    Loss from operations.............................   (1,563)    (2,079)    (4,967)    (8,247)    (15,148)
Other income (expense):
  Interest income....................................        9         10        258        200         167
  Interest expense...................................      (79)       (32)       (80)       (98)     (1,497)
  Loss on investment in affiliate....................       --         --         --         --        (250)
                                                       -------    -------    -------    -------    --------
Net loss.............................................  $(1,633)   $(2,101)   $(4,789)   $(8,145)   $(16,728)
                                                       =======    =======    =======    =======    ========
Accretion to redemption value........................       --         --         --       (153)     (1,076)
Net loss attributable to common stockholders.........  $(1,633)   $(2,101)   $(4,789)   $(8,299)   $(17,804)
                                                       -------    -------    -------    -------    --------
Net loss attributable to common stockholders per
  share (basic and diluted)..........................  $ (9.17)   $ (9.77)   $(15.54)   $(19.55)   $ (34.93)
Weighted average common shares outstanding (basic and
  diluted)...........................................      178        215        308        425         510

                                                                        DECEMBER 31,
                                                    ----------------------------------------------------
                                                      1995       1996       1997       1998       1999
                                                    --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.....................................   $  365     $  34     $ 6,994    $   734    $  4,328
Working capital...................................      377      (804)      6,591     (3,771)      2,799
Total assets......................................      856       445       8,177      5,249       9,403
Long-term obligations, less current portion.......      150        84          --        868         977
Redeemable convertible preferred stock............       --        --      16,804     16,804      28,732
Total stockholders' equity (deficit)..............      492      (609)     (9,285)   (17,403)    (22,029)

    Please see Note 2 to our financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per share attributable to common stockholders and the number of shares used in the computation of per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS APPLYING TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    We are a leader in the discovery and commercial development of drugs and diagnostics based on understanding the genetic variability among individuals. As a full spectrum pharmacogenomics company, we discover genetic variations characterized by SNPs and other genetic differences and use this information to optimize drugs in development and develop new drug targets. We also intend to use our technology to bring high-value diagnostic products to market. We have developed our NuCleave-TM- proprietary genotyping method using mass spectrometry for use in clinical research, and we develop assays which may be used as diagnostics. From inception in December 1992 through 1996, our research activities were primarily directed toward developing a pharmacogenomic approach to cancer therapy. In 1996 that focus was broadened to include SNP discovery and development of pharmacogenomic technologies. Since our inception in 1992, our operating activities have been primarily devoted to research and development, recruiting personnel, raising capital, acquiring assets and business development. In the second half of 1999, we recognized revenue from our first commercial collaboration.

    We have incurred losses since our inception and, as of December 31, 1999, we had an accumulated stockholders' deficit of $34.9 million. We anticipate incurring additional operating losses through at least the end of 2001, as we expand the commercialization of our products and services to the clinical research market and we fully implement our business strategy. This expansion is expected to result in increases in research and development, marketing and sales, and general and administrative expenses. Payments under contracts, collaborations and licensing arrangements will be subject to significant fluctuation in both timing and amount and, therefore, our results of operations for any period may not be comparable to the results of operations for any other period.

SOURCES OF REVENUE AND REVENUE RECOGNITION

    Our revenue to date has been generated from collaborations and research grants from a governmental agency. We recognize revenue from collaborations and grants in the period in which our specific performance obligations under the terms of the contracts are satisfied and related costs are incurred. Payments received in advance under agreements are recorded as deferred revenue until earned. As of December 31, 1999, we had approximately $42,000 of deferred revenue.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUES. Revenues totaled $0.4 million for the year ended December 31, 1999, with no revenues recorded in 1998. We generated no revenues from our inception in December 1992 through December 31, 1998. Revenues for the year ended December 31, 1999 included $0.2 million from collaborations and $0.2 million from grants from a governmental agency.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, consumable laboratory supplies, facilities and equipment expenses, license fees and fees paid to scientific advisors, consultants and sponsored research providers. We expense our research and development costs as they are incurred. Research and development expenses increased to $8.6 million for the year ended December 31, 1999 from $5.1 million for the year ended December 31, 1998. The increase was due primarily to increased salary and related personnel costs as we expanded our research and technology development activities and to stock-based compensation expense of approximately $1.9 million relating primarily to option grants. We expect research and development spending to increase significantly over the next several years as we expand our research and technology development efforts.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance and other administrative personnel, facility operations and equipment costs, legal expenses for general legal activities and preparation of intellectual property filings, recruiting and marketing. General and administrative expenses increased to $6.9 million for the year ended
December 31, 1999 from $3.2 million for the comparable period of 1998. General and administrative expenses for 1999 includes a charge of $1.8 million recorded in connection with Nova Molecular, Inc. In consideration for the cancellation of: 1) a funding commitment, 2) a license agreement and 3) a conversion agreement that contained anti-dilution provisions, we issued 320,000 shares of our Series D redeemable convertible preferred stock, valued at $1.0 million, to the holders of Nova Molecular's Series A preferred stock, and paid $0.8 million to Nova Molecular. General and administrative expenses in 1999 also include stock-based compensation expense of $1.1 million for stock and stock option grants. The increase in general and administrative expense from 1998 to 1999 was primarily due to these charges as well as increased salary and related costs due to an increase in general and administrative personnel and increased recruiting costs.

    We recognized $3.0 million in 1999 in equity-related charges resulting from grants of options and stock to employees and options and restricted stock to non-employees. These charges are included in research and development or general and administrative expenses depending upon the nature of the work performed by the individuals receiving the grants. We incurred expenses of $0.6 million in 1999 related to the issuance of stock options to employees. These employee options generally vest over four years, which will result in additional compensation expense of $6.3 million for periods ending subsequent to December 31, 1999. We also incurred expenses of $1.6 million in 1999 related to restricted stock and options granted to non-employees. Non-employee equity grants are subject to remeasurement over the vesting period and the expense to be recognized in future periods cannot be estimated and will depend on a number of variables, including our stock price.

    In the first quarter of 2000, we granted options to purchase 935,818 shares of common stock at a weighted average exercise price of $1.63. We will record compensation expense in the first quarter and over the future vesting period relating to the issuance of these options with exercise prices below the fair value of the underlying common stock. Additionally, in March 2000, we completed a private placement financing with investors and raised $19.9 million net proceeds by issuing 3,921,568 shares of Series F redeemable convertible preferred stock at $5.10 per share. We will record a preferred dividend in the first quarter of 2000 related to the beneficial conversion features of this instrument.

    INTEREST INCOME. Interest income, which is earned on cash equivalents and short-term investments, decreased to approximately $167,000 for the year ended December 31, 1999 from approximately $200,000 for the comparable period in 1998. The decrease was due to a lower average balance of cash equivalents and short-term investments in 1999 than in 1998 resulting from cash used in 1999 for operating activities and for investments in leasehold improvements in connection with our move to a larger facility in December 1998.

    INTEREST EXPENSE. Interest expense increased to $1.5 million for the year ended December 31, 1999 from $0.1 million for the comparable period in 1998. The increase was primarily due to non-cash interest expense of $1.0 million recorded in connection with warrants issued with convertible notes payable and to non-cash interest expense of $0.3 million on convertible notes payable that converted into Series E-2 redeemable convertible preferred stock on July 30, 1999.

    NET LOSS. Due to the increases in expenses from 1998 to 1999 described above, our net loss was $16.7 million for the year ended December 31, 1999 compared with a net loss of $8.1 million for the comparable period in 1998.

YEARS ENDED DECEMBER 31, 1998 AND 1997

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $5.1 million for the year ended December 31, 1998 from $2.2 million for the year ended December 31, 1997. The increase was due primarily to increased payroll and related costs, increased costs of consumable laboratory supplies and increased facility and equipment costs, as we expanded our research programs in SNP discovery, bioinformatics and technology development.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $3.2 million for the year ended December 31, 1998 from $2.1 million for the comparable period of 1997. The increase was primarily attributable to increased general legal expenses, increased salary, travel and marketing costs due to an increase in business development activities and increased facility and office operations costs.

    IN-PROCESS RESEARCH AND DEVELOPMENT. We recorded a charge of $0.7 million for in-process research and development was recorded in the year ended December 31, 1997 resulting from our purchase of certain assets of Avitech Diagnostics, Inc. in September 1997. The in-process research and development related to enzyme-based processes used in discovering genetic variations. In 1999, we revised our process for discovering genetic variations and no longer use an enzyme-based approach. We recorded no comparable charge in 1998.

    INTEREST INCOME. Interest income decreased to approximately $0.2 million for the year ended December 31, 1998 from approximately $0.3 million for the comparable period in 1997. The decrease was due to a lower average balance of cash equivalents and short-term investments in 1998 than in 1997 resulting from cash used for operating activities and for investments in leasehold improvements and equipment.

    INTEREST EXPENSE. Interest expense increased to approximately $98,000 for the year ended December 31, 1998 from approximately $80,000 for the comparable period in 1997 primarily due to an increase in equipment under lease.

    NET LOSS. Due to the increases in research and development, general and administrative expenses from 1997 to 1998 and the in-process research and development charge described above, our net loss was $8.1 million for the year ended December 31, 1998 compared with a net loss of $4.8 million for the comparable period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations from inception primarily through private sales of preferred stock and equipment financing arrangements. As of March 10, 2000, we have received net proceeds of $55.0 million from issuances of redeemable convertible preferred stock, including related convertible notes payable that converted into redeemable convertible preferred stock. We have financed equipment purchases through leases and loans totaling $2.2 million. As of December 31, 1999, we had an equipment loan of $0.2 million and $1.4 million in capitalized lease obligations. We lease our corporate facility under an operating lease which expires in 2008.

    Cash and cash equivalents increased by $1.1 million to $1.8 million at December 31, 1999. Cash used for operating activities increased from 1998 to 1999 and from 1997 to 1998, primarily due to the increases in net loss. We used $10.4 million for operations in 1999. This consisted of the net loss for the year of $16.7 million offset in part by several non-cash charges, including $3.0 million for compensation charges from stock awards and option grants, $1.0 million relating to the issuance of Series D redeemable convertible preferred stock to Nova Molecular stockholders, $0.3 million relating to our share in the losses of Nova Molecular, $0.7 million of depreciation and amortization and $1.1 million of non-cash interest expense. We used
$7.0 million for operating activities for the year ended December 31, 1998 and $3.3 million for operating activities for the year ended December 31, 1997.

    We used $3.1 million for investing activities in 1999, $2.5 million for the purchase of short-term investments, $0.3 million for our equity investment in Nova Molecular and $0.6 million for capital expenditures that were offset by $0.3 million of reimbursement of leasehold improvements costs. In 1998, we received $7.0 million from the maturity of short-term investments that was offset by $2.1 million invested in leasehold improvements and equipment. In 1997 we used $8.0 million for investing activities, which included $7.0 million used to purchase short-term investments, $0.6 million used for the acquisition of assets of Avitech and $0.4 million for capital expenditures.

    We received $14.6 million from our 1999 financing activities, which included $10.6 million in net proceeds from our sale of Series E and E-2 redeemable convertible preferred stock and related proceeds of $4.7 million from bridge notes payable which were converted into Series E and E-2 redeemable convertible preferred stock. We also drew down $0.4 million on a bank line of credit. These financing proceeds were offset in part by repayments of the bank line of credit and equipment loan totaling $0.8 million and repayments of capitalized lease obligations totaling $0.3 million. In 1998, we received $3.3 million from convertible notes payable, and $0.6 million from a line of credit, offset by a $1.0 million payment as collateral for a letter of credit securing a facility lease obligation. We generated $11.3 million from financing activities in 1997, including $10.3 million in net proceeds from the sale of Series B redeemable convertible preferred stock and $1.1 million from convertible notes payable.

    As of December 31, 1999, we had $4.3 million of cash, cash equivalents and short-term investments as compared with $0.7 million cash and cash equivalents at December 31, 1998. We believe that our cash reserves, including the net proceeds of $19.9 million from the sale of our Series F redeemable convertible preferred stock in March 2000, expected short-term revenue, and the net proceeds of this offering will be sufficient to fund our operations through at least the next 18 months. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we may need to issue additional equity or debt securities or obtain additional credit arrangements. Additional financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders.

    We cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

    - our ability to enter into additional collaborative agreements;

    - competing technological and market developments;

    - changes in our existing collaborative relationships;

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    - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

    - the purchase of additional capital equipment;

    - the expansion of our facilities;

    - the progress of our existing and future milestone and royalty producing activities; and

    - the availability of additional funding, if necessary, and if at all, on favorable terms.

IMPACT OF INFLATION

    We do not believe inflation has had a material impact on our business or operating results during the periods presented.

DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133, as amended, is effective for fiscal years beginning on or after June 15, 2000 and is not anticipated to have an impact on our financial position or results of operations.

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                                    BUSINESS

OVERVIEW

    We are a leader in the field of pharmacogenomics. Pharmacogenomics is the study of the correlation between an individual's genetic variability and his or her specific response to a drug. The most common form of this genetic variability is a single nucleotide polymorphism, or SNP. We use our pharmacogenomics technology, expertise and proprietary data to optimize drugs in development and develop new drug targets, and we also intend to use our technology to bring high-value diagnostic products to market. We are a full-spectrum pharmacogenomics company with the capability to support key steps of the drug discovery and development process, extending from drug target identification through clinical trials to commercialization. We intend to establish multiple sources of revenue, which will include collaboration revenues, license fees, milestone payments and royalties on products commercialized using our technology.

BACKGROUND

    The effect that a drug has on an individual is often a function of that individual's unique genetic makeup. Genetic variation may also explain why some individuals contract certain diseases and others do not, and may also determine why some individuals respond differently to the same drug. Typically, drugs are developed to interact with a single version of a given protein or receptor in the human body. Accordingly, a drug may only be effective in individuals that carry the specific protein or receptor for which the drug was designed. Individuals who have a genetically-caused variation in these proteins or receptors, or the proteins involved in the metabolism of the drug, may not respond to the drug or may experience adverse side effects.

    The methods used by the pharmaceutical industry to develop new drugs and to improve existing drugs are expected to undergo a fundamental transformation to take genetic variation into account. In fact, genetic variation can play a significant role in all stages of drug discovery and development. Genetic variation information can also be used to improve drugs already on the market by providing information to select the best drug for a particular patient.

    GENOMICS

    The foundation for the collection of cells that make up the human body is the genetic material known as deoxyribonucleic acid, or DNA. It is the DNA contained in all cells that is responsible for determining the inherited characteristics of living organisms. Each DNA molecule contains two complementary strands comprised of chains of four different chemical bases called nucleotides. The order in which nucleotides pair together is called the DNA sequence. The exact DNA sequence is unique to each individual and forms each individual's genetic make-up. DNA is organized into functional regions known as genes. The entire collection of these genes reside on the 23 pairs of chromosomes that compose the human genome. Genomics, broadly defined, is the study of the genome and its importance in human physiology and disease.

    The field of genomics is proceeding through the following three interactive phases:

    - the identification, or sequencing, of each base pair of DNA;

    - the definition of the functional role of genes within the human genome;
      and

    - most recently, pharmacogenomics, the application of knowledge of how genetic variation among individuals, may be used to improve existing drug development programs and to discover new drug targets.

    The Human Genome Project, an international government and foundation-funded effort to sequence human DNA, is on target to identify the definitive sequence of every gene in the human genome by 2003. More recently, a private industry effort has been launched to sequence the human genome with the hope of completing the sequence as early as 2001.

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    The first phase of the genomics effort has resulted in a dramatic increase in the volume of DNA sequence data, creating a critical mismatch between the availability of vast amounts of sequence information and the ability to understand and use that information. As a result, the genomics effort is now becoming focused on understanding the functional relevance of individual genes and genetic variation and applying this knowledge to drug discovery and development. Significant progress on the last two phases is necessary for genomics to change the practice of medicine from identifying disease by gross symptomatic complaints to identifying potential or underlying disease at the genetic level. The use of genomics could enable physicians to treat disease prior to the development of clinical symptoms and, in particular, to tailor treatments to the unique genetic make-up of an individual. For this to become a reality, however, the enormous amount of genomics data currently being generated must be sorted and interpreted in a cost-effective fashion and in a method practical for use in clinical testing.

    GENETIC VARIABILITY, SNPS, GENOTYPES AND HAPLOTYPES

    A difference in one or more nucleotide base of a DNA sequence, referred to as a genetic variation, can modify the way a gene functions. The most common type of genetic variation is called a single nucleotide polymorphism, or SNP. It is estimated that hundreds of thousands of SNPs contribute to the differences between individuals and among groups of individuals. However, only a small subset of those SNPs is likely to be related to disease susceptibility or to how an individual responds to a drug. The challenge is to prioritize which subset of SNPs can be effectively utilized within the costly clinical trial process.

    After a SNP is discovered, a genetic test, or assay, must be developed to allow for rapid and repetitive testing of the occurrence of that SNP in a targeted population. The basic process to identify the presence of a SNP is called genotyping. A patient's genotype contains the summary of all of the SNPs identified for that patient for a particular evaluation. Generally, a genotyping analysis will identify the presence of a small subset of the total SNPs in a patient.

    A more profound test in many cases is to identify the group of SNPs, or haplotype, that collectively exerts an effect on drug action. Haplotypes should have far greater predictive value than individual SNPs, and thus, we believe researchers will be increasingly turning to haplotypes as a better indicator of the potential effects of drugs. We believe that haplotyping assays will reduce the total number of possible explanations for SNP variations down to a number that is practical to test in the size of clinical trials commonly conducted in a drug development program.

    PHARMACOGENOMICS

    It has long been known that people respond differently to the same drug. The field of pharmacogenomics studies these variations in drug response and their relation to genetic differences. We believe that the emerging ability to correlate drug response with SNPs should enable doctors to prescribe appropriate drugs to patients with the goal of maximizing drug response and minimizing negative side effects. Pharmacogenomics can be applied at each stage of drug development from identification of a drug target through clinical trials to commercialization.

    DRUG TARGET IDENTIFICATION

    The process of discovering and developing a new drug is long and complex, taking an average of 12 to 15 years from initial discovery to FDA approval. According to a 1999 study published by the Pharmaceutical Research and Manufacturers of America, for every 5,000 to 10,000 chemically synthesized molecules screened, only one becomes an approved drug. This statistic suggests that a pharmacogenomic screening capability, introduced early in the process, would save drug development sponsors significant time and money. Pharmaceutical companies could use targeted pharmacogenomic screening to eliminate non-promising compounds earlier. Furthermore, compounds that make it through the screening process should have a higher overall chance of success.

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    CLINICAL TRIALS

    Making the clinical trial process more efficient is critical to a pharmaceutical company's ability to manage its costs. According to the Boston Consulting Group, the pre-tax cost of the pharmaceutical research and development process for drugs introduced in the early 1990s could be over $500 million. The challenge is for drug developers to use meaningful pharmacogenomics data to predict which patients are likely to benefit from a drug or to identify those patients who will not experience negative side effects. Pharmacogenomics information could be used to reduce the length of the clinical trial by selecting patients who are likely to develop disease earlier and/or respond to therapy faster. In addition, pharmacogenomics could be used to reduce the number of patients in many clinical trials. According to the Pharmaceutical Research and Manufacturers of America, today, the average new drug application for a novel prescription drug is based on almost 70 clinical trials involving more than 4,000 patients. Pre-selecting patients for a clinical trial who are likely to be responders could significantly reduce the required sample size.

    COMMERCIALIZATION

    Pharmacogenomics data about an individual's potential response to a drug creates opportunities to enhance the commercial value of pharmaceuticals. Given the high cost of drug development, the ability to properly market a new drug to its ideal target population is key to maximizing the drug's potential value. If the appropriate set of pharmacogenomics markers can be identified and the appropriate diagnostic tests were developed for a given drug, patients could be steered more quickly to appropriate therapies. This information may allow the pharmaceutical industry to engage in highly-focused product positioning and consumer penetration campaigns. In addition, broad usage of a drug in patient segments where the drug is not effective could jeopardize overall usage of the drug, even to the point of recall.

    DNA ANALYSIS PLATFORMS

    A need is emerging within the pharmacogenomics market for platform technology and assays suitable for the challenges of clinical research to enable routine testing of genotypes and haplotypes. Key aspects of the ideal DNA analysis platform in clinical research include:

    - ultra-high accuracy to reduce the risk of mistakes that can jeopardize an entire drug development program;

    - extreme "customizability" because the platform must accommodate a constantly-changing mix of custom SNP tests in relatively small patient populations; and

    - appropriate economic efficiencies.

    Also, it is critical that these platforms effectively handle both genotyping and haplotyping analyses. We believe that the genotyping and other DNA analysis platforms currently available in the market do not adequately address the commercial requirements of the clinical trial setting.

VARIAGENICS' SOLUTIONS

    We are a leading full-spectrum pharmacogenomics company. Our solutions for applying pharmacogenomics to the discovery and development of new drugs and diagnostics extend from drug target identification through clinical testing to commercialization.

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   WE HAVE USED AN EXTENDED CANDIDATE GENE APPROACH TO DEVELOP A
   HIGHLY-CHARACTERIZED PROPRIETARY SNP DATABASE.

    We believe that our proprietary SNP database is the most comprehensive collection of genetic variability data specific to pharmacogenomics and relevant to major drug targets in development, including targets for oncology and for cardiovascular, central nervous system and inflammatory disorders. We have targeted our SNP discovery to extended candidate gene sets considered most likely to affect drug activity. Moreover, our SNP detection is performed on DNA samples derived from an ethnically and geographically diverse panel of over 100 anonymous individuals. This provides a greater than 99% probability of detecting SNPs with a frequency in the population of 10% or greater. Our database of over 18,000 SNPs is highly characterized. It includes information on the percentage occurrence of selected SNPs in a target population and information on our SNPs' potential significance to drug response. Our database also contains critical information regarding important haplotype groupings.

    We will also perform custom SNP discovery for our collaborators, working jointly to select an extended set of candidate genes. Alternatively, DNA from patients in a clinical trial with a specific disease or drug response can be screened for SNPs.

   WE USE OUR TECHNOLOGIES TO SELECT AN OPTIMAL SET OF SNPS FOR CLINICAL
   TESTING.

    Our Variagenic-TM- Impact Program's proprietary technologies filter and focus the tremendous volume of SNP and other genetic information into a usable amount of data suitable for clinical research validation. The hundreds of thousands of individual SNP data points now entering the public and private domain have little commercial utility without a process for reducing this information to a manageable set of genetic markers. Our Variagenic-TM- Impact Program technology incorporates proprietary bioinformatics software for analyzing the common haplotypes in key genes. In addition, we utilize experimental methods to identify haplotypes that are associated with drug action. We believe that the future effectiveness of pharmacogenomics will largely depend on the ability to experimentally detect haplotypes, and that we are well positioned to be a leader in this new emerging technology.

    WE WILL COMMERCIALIZE OUR NUCLEAVE-TM- DNA TESTING AND ANALYSIS PLATFORMS.

    After we have reduced the number of potentially relevant genetic markers to a subset appropriate for clinical testing, it is necessary to incorporate these markers into assays or test kits. These assays will enable highly accurate and reproducible testing to be performed on DNA samples from patients known to have responded in a certain way to drug treatment.

    The assays will be performed using our proprietary NuCleave-TM- DNA analysis platform which is based on the integration of novel genotyping and haplotyping methods, proprietary purification procedures, robotics, bioinformatics and mass spectrometry. This combination results in a high-throughput automated SNP detection platform that combines the high accuracy and high throughput of mass spectrometry with the low set up and test costs required in the clinical research marketplace. We anticipate launching the NuCleave-TM- platform commercially in late 2000.

   WE WILL DEVELOP NEW DIAGNOSTIC PRODUCTS AND OPTIMIZED DRUGS, INTERNALLY AND WITH OUR COLLABORATORS.

    Ultimately, our pharmacogenomics approach should enable the development of improved, targeted therapeutic and diagnostic products. We anticipate that our Variagenic-TM- Impact Program will substantially impact the drug development programs of our pharmaceutical collaborators.

    We intend to fund the development of multiple diagnostics programs, as well as establish research collaborations, to co-develop additional diagnostics products. We have commenced clinical studies on a diagnostic test to determine appropriate therapeutic applications for colon cancer. This is being studied

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in a clinical trial at Massachusetts General Hospital. We are also engaged in clinical studies on a cardiovascular risk assessment diagnostics product.

  AN EXAMPLE: PHARMACOGENOMICS IN COLON CANCER

      The treatment of colon cancer is very challenging and pharmacogenomics may provide promising solutions. Current therapies for colon cancer are effective in less than 50% of patients and choosing a drug treatment with modest or no efficacy may lead to further costly medical complications. Moreover, physicians do not always have clear guidelines as to when to start treating colon cancer, and how long and/or aggressively to treat this disease. If we assume that drug effectiveness is at least partially associated with the genetic background of colon cancer patients, our pharmacogenomics approach may offer the following solutions:

     - genetic tests to identify which patient groups respond to available drugs;

     - tests to identify whether some patients are genetically predisposed to tolerating a more aggressive dosage of a given drug, with a corresponding faster treatment of the colon cancer; and

     - tests to identify whether some patients have a genetic predisposition to have recurring colon cancer and/or cancer spreading to other organs which might be mitigated by remaining on maintenance doses of appropriate therapy.

      By using a combination of these above tests developed through pharmacogenomics, we believe patients may realize the following benefits:

     - patients who respond favorably to one of the available drugs will receive the necessary medication;

     - patients who would have received an inappropriate medication will avoid the possible side effects of an inadequate treatment and may avoid the risks of continuing to be untreated while on the ineffective medication; and

     - patients who have not responded to treatment with available drugs should benefit by having their physicians focusing on alternative ways to manage the disease.

    We have developed a unique approach to cancer therapy called Variagenic-TM-Targeting, which is based on our understanding of the deterioration of chromosomes in cancer cells, or loss of heterozygosity. We have validated over 20 targets for new potential drugs and will continue to identify new targets in this area.

BUSINESS STRATEGY

    We have developed a focused business plan to commercialize our genomics assets and position Variagenics as the leader in pharmacogenomics. Our strategy encompasses the commercialization of therapeutics and diagnostics based on our proprietary pharmacogenomic technologies, databases and expertise, while positioning Variagenics to be the leader in bringing new pharmaceutical products and diagnostics to the market. The key elements of our strategy are:

   RAPIDLY COMMERCIALIZE OUR FULL RANGE OF PHARMACOGENOMICS CAPABILITIES

    We provide a comprehensive product offering covering key stages of pharmaceutical product development from discovery through development to commercialization. Our highly characterized proprietary database of SNPs, proprietary clinical research focused genotyping platform and therapeutically focused development expertise offers pharmaceutical and diagnostic companies a

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complete solution that allows for more cost-effective and optimized drug and diagnostic test development.

   ESTABLISH MULTIPLE REVENUE STREAMS

    We have targeted several complementary strategic business segments to provide us with a diverse set of revenue streams. We will work with our collaborators to provide pharmacogenomic solutions from drug development through commercialization. Revenues are currently generated from collaboration funding and milestone achievement, and are expected to be followed by royalties on drugs, diagnostic products and technology platforms as they are launched. We also plan to earn royalties from sales relating to our NuCleave-TM- platforms when they are launched, including royalties on instrument and reagent sales.

   CAPITALIZE UPON OUR EXPERTISE TO BRING OPTIMIZED PHARMACEUTICAL AND DIAGNOSTIC PRODUCTS TO MARKET

    We expect to add significant value to our pharmaceutical collaborators' drugs while also using our expertise to target future drug candidates. A corresponding part of our strategy is to develop and commercialize the diagnostic tests that will be linked to future drugs that have been optimized using pharmacogenomics for both treatment prognosis and selection of the most appropriate drug regimen. This will be accomplished by combining our proprietary database, our DNA analysis platforms and other technologies with collaborations in the instrumentation, reagents, reference laboratories and diagnostics manufacturing fields.

    MAINTAIN AND IMPROVE OUR PROPRIETARY TECHNOLOGY BASE

    We expect to continue to be a leader in developing a technology base that is focused on the commercial applications of pharmacogenomics. We have established a proprietary SNP database clustered among genes important to common drug mechanisms and pathways related to drug efficacy, side effects and metabolism. We will continue to pursue innovation in the technology areas that we feel are critical, including our establishment of the following:

    - proprietary database and utilization rights to newly discovered SNPs and genes;

    - proprietary positions for variance detection technologies, including genotyping and haplotyping; and

    - proprietary rights to genetic pathway targets involved in drug response in major disease categories.

    LEVERAGE MANAGEMENT'S INDUSTRY EXPERTISE IN OUR TARGET BUSINESS SEGMENTS

    We have established a management team that has expertise across the genomics, pharmaceutical, diagnostic, instrumentation and clinical research industries. We plan to leverage this diversity of industry expertise to target pharmacogenomics opportunities in these industries. We expect to continue to strengthen this team with key hires from these target business segments to ensure that we maintain a practical solutions-oriented approach by understanding the market dynamics within these segments.

COMMERCIAL COLLABORATIONS

    We have established, or intend to establish, commercial collaborations with leading companies in each of our targeted market sectors, including pharmaceuticals/biotechnology, diagnostics/laboratory services, instrumentation/platform and clinical research organizations. In the clinical research organization sector, both Covance, Inc. and Quintiles Transnational Corporation selected us as their collaborator for complementary segments of the market.

    Covance, a world-wide market leader in providing laboratory services for clinical trials, selected us as their provider of genotyping assays. We have targeted Covance to be a key user of our NuCleave-TM-

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DNA analysis platform. Our August 1999 alliance agreement with Covance provides funding to us for assay development and royalties payable to us for laboratory tests performed at Covance. Under this agreement, Covance is the only contract research organization which can directly license our technologies for providing pharmacogenomic lab services in clinical trials. We achieved our first milestone under the Covance agreement in February 2000, when we delivered to Covance 17 assays relevant for standard pharmacogenomic testing. Our agreement with Covance is for a five-year term, subject to adjustment, after two years. After two years, if we have not achieved predetermined sales levels, Covance may discontinue funding. In this event we may terminate the agreement. Covance may terminate the agreement if (i) we fail to achieve assay production targets, or
(ii) we have a change in control, including if Taylor J. Crouch ceases to serve as our Chief Executive Officer. Either party may terminate the agreement upon material breach, misconduct or insolvency of the other party. After the five-year term expires, the agreement may be automatically reviewed for additional one-year terms.

    Our arrangement with Quintiles is a preferred provider co-marketing arrangement under which Quintiles' worldwide business development group will incorporate our SNP discovery and clinical design services into the Quintiles selling cycle. Our December 1998 agreement with Quintiles is for a two-year term and may be renewed by mutual agreement. We will receive revenues from this marketing agreement based on the types of pharmacogenomic services we perform under the contract. The agreement may be terminated by either party upon a material breach of the agreement.

    In the pharmaceutical sector, we anticipate a significant demand for our Variagenic-TM- Impact Program capabilities and we are in late-stage discussions with a number of pharmaceutical companies regarding custom SNP discovery and assay development collaborations. We have begun work on our first two funded Variagenic-TM- Impact Program collaborations.

    In the diagnostics/laboratory sector, we market the ApoE genotype through a July 1999 co-marketing agreement with Nova Molecular, Inc., a clinical laboratory services company in which we have an equity interest. The ApoE genotype is associated with Alzheimer's and certain cardiovascular diseases. ApoE is the most widely cited pharmacogenomic marker in the industry. Under this agreement, we will earn royalties on ApoE genotyping tests sold by us and performed by Nova Molecular. Our agreement with Nova Molecular is for a three-year term and may be automatically renewed for additional terms of one year each, unless either party gives notice to the other of its intent not to renew at least 90 days prior to the expiration of each term.

    In the instrumentation/platform sector, we are in discussions with leading providers of mass spectrometers and related instrumentation to develop our NuCleave-TM- DNA analysis platform. The first key endorsement of our NuCleave-TM- platform will be the placement of this system in Covance's largest testing laboratory in Indianapolis, Indiana, which we anticipate by the end of 2000.

SPONSORED RESEARCH

    We believe that maintaining and expanding our close collaborations with academia will be important to our success. We have numerous academic collaborations centered on several in-licensed genes with demonstrated pharmacogenomic effects. These genes include MTHFR (cardiovascular and cancer applications), TPMT (cancer, transplant and arthritis applications), DPD (cancer), ICAM-1 (Crohn's disease and inflammation), and MGMT (chemosensitizing agents). We have also established sponsored research arrangements with leading academic institutions, as well as consulting agreements with scholars, to keep pace with the rapid development within the pharmacogenomics field.

    David Housman, Ph.D., Novartis Professor of Biology at the Massachusetts Institute of Technology and our founder, is chairman of our Board of Directors. In addition, we are also funding research at the University of Reading, England, in their Departments of Medical and Pharmaceutical Statistics and Applied Statistics. This sponsored research program is aimed at developing novel methods for genetic analysis in clinical trials. We are also supporting clinical collaborations at Massachusetts General Hospital, Reading University and McGill University, as well as at several other institutions. These

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clinical collaborations include clinical trials of our first diagnostic products in colon cancer and in the cardiovascular area.

TECHNOLOGY, RESEARCH AND DEVELOPMENT

    We have developed and plan to continue to develop proprietary technologies to execute the technical steps required to implement the key phases of pharmacogenomic drug development through commercialization. We are also developing other advanced drug development technologies to meet the needs of the principal stakeholders in the pharmacogenomics field which includes pharmaceutical, diagnostic/laboratory, instrumentation and contract clinical research companies.

    The following areas represent our comprehensive pharmacogenomic platform abilities:

       1) identification of genes likely to be relevant to interpatient variation in response to a drug, or candidate genes;

       2)  discovery and cataloging of SNPs in and around the candidate genes;

       3) prioritization of the SNPs to be subsequently integrated into clinical trial testing;

       4) development of assays used to analyze the SNPs in clinical samples, which may include both genotyping and haplotyping assays;

       5) analysis of clinical trial data resulting in recommendations for pharmacogenomic drug development;

       6)  development of diagnostic tests to support pharmacogenomic products;
           and

       7) development of pharmaceutical products based on our Variagenic-TM-Targeting approach.

    1) IDENTIFICATION OF CANDIDATE GENES RELEVANT TO DRUG ACTION.

    The selection of appropriate candidate genes is a key step in identifying the association between genetic variation and drug response. In order to maximize the likelihood of selecting the genes most relevant to drug response, we evaluate a broad spectrum of candidate genes using two methods. The first method draws on the extensive knowledge that has accumulated in biomedical literature regarding molecular pharmacology. The second method makes no assumptions about the biochemical processes relating to the action of drugs, but instead draws on experimental observations of genes whose level of activity, or expression, is disturbed by drug treatment.

    METHOD 1: SELECTION OF GENES BASED ON KNOWLEDGE OF DRUG ACTION. The targets for virtually all drugs currently in development have been identified in biomedical literature. For many drugs there is also information regarding the genes that are involved in modulating or mediating the natural activity of the target gene and that may be responsible for affecting the activity of a drug aimed at a target. This is called the extended candidate gene set or pathway analysis approach. Selection of the extended candidate gene set can be undertaken jointly with our collaborators, who may have proprietary information relating to the selection of candidate genes, and with additional input from our scientific advisors who are experts in the relevant areas of biology, pharmacology and medicine.

    METHOD 2: IDENTIFICATION OF CANDIDATE GENES USING GENE EXPRESSION
PROFILING. We also employ gene expression profiling, a technique that identifies the levels of proteins produced by a gene. Generally, this is done in drug-treated cells to identify additional candidate genes that might not be apparent from the known pharmacology of drug action. Drug-induced changes in gene expression are detected by both commercially available arrays, as well as custom arrays prepared by our own scientists. Any genes showing altered expression on exposure to the test drug could conceivably be involved in mediating drug action, and would be considered as potential candidate genes. This technique can also be used to evaluate the functional effects of SNPs in candidate genes.

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    2) DISCOVERY AND CATALOGING OF SNPS IN CANDIDATE GENES.

    We maintain a dedicated core laboratory responsible for discovering SNPs in candidate genes using automated DNA sequencing. Our laboratory applies high throughput methods by utilizing robotic platforms to perform all steps of the sequencing process and utilizes custom bioinformatics software to track and analyze the results. To ensure the accuracy and consistency of the vast amounts of data generated, we have developed a bar code-based tracking system for test preparation that eliminates the need for human data entry. In addition, all process steps are governed by standard operating procedures, and quality control tests are used to derive metrics for the process. SNP detection is routinely performed on DNA samples derived from an ethnically and geographically diverse panel of anonymous individuals. Typically, we examine 32 to 64 DNA samples drawn from an available panel of over 100 different individuals representing all major human populations. This provides a greater than 99% probability of detecting SNPs with a frequency in the population of 10% or greater. Alternatively, DNA from patients with a specific disease or drug response can be screened for SNPs. In all cases, the samples screened can be customized to match the specific needs of collaborators.

    3) PRIORITIZATION OF SNPS FOR CLINICAL TESTING.

    It is a challenge to select an optimal set of SNPs for clinical testing initially and to design a data analysis strategy compatible with the SNPs selected. Our Variagenic-TM- Impact Program prioritizes SNPs in several ways, including:

    - computational prediction of the effects of SNPs;

    - analysis of the genetic relationships between SNPs, including their relative frequencies of occurrence, the degree to which particular SNPs are inherited together and aspects of the evolutionary relationships between SNPs; and

    - experimental analyses of the functional effects of SNPs, such as expression profiling.

    ANALYTICAL METHOD 1: COMPUTATIONAL PREDICTION OF THE EFFECTS OF
SNPS. Computational methods for predicting the effects of SNPs have the advantage of being fast and inexpensive, and can be performed automatically. Our proprietary software suite predicts the effects of SNPs on protein activity and levels. Our software automatically generates a three-dimensional model of the region of the protein containing the genetically-expressed variance and uses a set of criteria to measure the probability that the variance will affect protein function. This approach can greatly reduce the number of SNPs which are prioritized for further study.

    ANALYTICAL METHOD 2: GENETIC ANALYSIS OF SNPS. Our process for measuring groups of SNPs or haplotypes in candidate genes allows us both to analyze the variants now existing across human populations, and to establish which genetic variants co-exist on the same chromosome. These analyses increase the power of SNP data to detect genetic effects on drug response. We believe that the future effectiveness of pharamcogenomics will largely depend on the ability to experimentally detect haplotypes, and that we are a well-positioned leader in this newly emerging component of the market.

    We use methods based on determining all the common haplotypes in key candidate genes, and then create a tree-like ordering of haplotypes based on their inferred evolutionary relatedness. We have developed and currently use custom bioinformatics software to complete most of these analyses.

    ANALYTICAL METHOD 3: EXPERIMENTAL ANALYSIS OF FUNCTIONAL EFFECTS OF
SNPS. The expression profiling capability described above is also useful for selection of SNPs to analyze in clinical trials. One approach we are using is to study gene expression levels in cell lines of known genotype. The correlation between specific genotypes or haplotypes and levels of the corresponding proteins can be measured and used to select SNPs of known functional effect.

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
    4) ESTABLISHMENT OF ASSAYS TO ANALYZE SNPS IN CLINICAL SAMPLES.

    Once a set of SNPs has been selected for analysis in a clinical trial it is necessary to establish and validate assays for analysis of patient samples. The relevant assays may include either genotyping or haplotyping assays, or both. We have developed proprietary methods for both genotyping and haplotyping. We have also established assays for analysis of genetic changes in cancer tissue, called loss of heterozygosity, that may be useful in accounting for inter-patient differences in response to anti-cancer drugs.

    The NuCleave-TM- DNA analysis platform is based on the integration of novel genotyping and haplotyping assays, proprietary purification procedures, robotics, bioinformatics and mass spectrometers resulting in a high-throughput automated SNP detection platform that we believe meets the accuracy and throughput requirements of the clinical research marketplace. NuCleave-TM-allows cleavage of DNA at specified points to create fragments suitable for analytical measurement. We believe there are many potential applications of our NuCleave-TM- technology. Our first application we intend to commercialize utilizes mononucleotide cleavage for genotyping and haplotyping to detect which variant of any known SNP is present in a particular individual. This application is being optimized for use with mass spectrometry.

    The NuCleave-TM- DNA analysis platform for genotyping and haplotyping utilizes an automated four-step procedure. The first step is to produce multiple copies of the DNA containing the SNP site, using polymerase chain reaction, or PCR, a laboratory tool which amplifies a gene fragment in the presence of modified nucleotides. In the second step, a proprietary cleaving chemical is added to the same reaction tube and the amplified DNA is cleaved into variable lengths depending upon the location of modified nucleotides in the PCR product. The third step in the assay is a proprietary, single-step purification to eliminate the salts that interfere with mass spectrometer readings. The purification step has been adapted to a format that is automated on robotic platforms. The fourth step is analysis by mass spectrometry. A robot deposits the purified samples on a micro preparation plate that facilitates automated sample loading into the mass spectrometer, and also enhances the sensitivity of the mass spectrometry analysis. Our proprietary bioinformatics software then reports and records the genotypes or haplotypes. All steps of the NuCleave-TM-technology from set up, cleavage, purification and sample deposition are automated.

    In addition to our NuCleave-TM- assay technologies, we have also developed assays for analyzing the chromosomal deterioration of cancer cells, or loss of heterozygosity. These assays are developed by studying paired cancerous and normal tissues at many different SNP locations throughout the genome. We have developed a sensitive, quantitative method for assaying loss of heterozygosity in tumor cells. We have established a fully-equipped molecular pathology laboratory for performing our work on loss of heterozygosity assays. We have also developed a database detailing loss of heterozygosity for all major cancer types, including data from published reports as well as internally generated data.

    5) ANALYSIS OF CLINICAL TRIAL DATA AND RECOMMENDATIONS FOR PHARMACOGENOMIC DRUG DEVELOPMENT.

    Once the optimal SNP markers have been identified and assays have been created, the clinical trial process can begin. In this process, it is critical to design cost-effective, practical programs which can lead to a statistically significant correlation between the markers and the drug effect being targeted. Those markers that are confirmed to be valuable in a clinical trial can then be developed into diagnostic tests for commercialization. We have devoted considerable time and resources in establishing an optimum clinical trials process, including securing key relationships with leading therapeutic experts and Covance and Quintiles, the two largest global clinical research companies.

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
    6) DEVELOPMENT OF DIAGNOSTIC TESTS.

    We are developing a process for developing our pharmacogenomic markers into diagnostic tests suitable for regulatory approval and commercialization. Each assay developed for clinical research testing to evaluate the correlation of drug effect and genetic variance will also be evaluated in parallel for its potential use as a diagnostic product. We will utilize the clinical trial processes that we develop with our clinical research organization collaborators to ensure a streamlined and synergistic approach for co-developing each potential diagnostic product alongside with the corresponding drugs on which we work.

    7) DEVELOPMENT OF PHARMACEUTICAL PRODUCTS BASED ON OUR VARIAGENIC-TM-TARGETING APPROACH.

    We have also developed a proprietary pharmacogenomic approach to cancer therapy based upon our understanding of the deterioration of chromosomes in cancer cells, or loss of heterozygosity. We have validated more than 20 targets for discovery of novel anti-proliferative drugs to date and we believe that up to 600 additional targets may be suitable for this approach. We have received a US patent describing the application of loss of heterozygosity to cancer therapy and are conducting pre-clinical studies utilizing our Variagenic-TM- Targeting approach.

INTELLECTUAL PROPERTY

    We have structured our intellectual property portfolio in order to attempt to develop and maintain a proprietary position in the identification and application of genomic information to the development of current and future drugs and diagnostic tests. We cannot be certain we will succeed in our attempts. As of March 8, 2000, we owned six issued US patents, had exclusive licenses to three US patents and 30 US pending patent applications. In addition, we have two issued foreign patents and have filed 32 foreign patent applications. Our patent portfolio has three areas of technology pertinent to the field of pharmacogenomics--pharmacogenetics, variance detection, and Variagenic-TM- Targeting.

    We have described candidate genes with likely involvement in drug response for the following disease categories: cancer, neurological, psychiatric, inflammatory immune, metabolic, endocrine, cardiovascular and renal disease, as well as the effect of genotype on pharmacodynamic and pharmacokinetic parameters of response to any drug. In addition to the patent applications describing the utility of proprietary SNPs, we own rights to gene specific patents for the following two genes: MTHFR (cardiovascular and cancer applications), and TPMT (cancer, transplant and arthritis applications).

    In the area of polymorphism detection technologies, our patent applications describe a DNA analysis platform based on mass spectrometry. Our patent applications in this field describe the use of NuCleave-TM-, a unique mononucleotide chemical cleavage method, as well as additional chemistries and strategies for the rapid resolution and identification of SNPs using mass spectrometry.

    In the allele-specific targeting technology sector, our patents and patent applications describe Variagenic-TM- Targeting, a technology involving loss of heterozygosity, profiling and, in particular, allelic differences. An issued patent broadly describes allelic differences as a result of loss of heterozygosity occurring in cancer. The allele-specific differences observed in cancer can be applied further to other disease indications.

    Our strategy is to apply for patent protection on SNPs of known genes and their uses and additional uses for previously identified SNPs discovered by third parties. We have sought and intend to continue to seek patent protection for additional uses for SNPs that may have initially been patented by third parties. In these cases, we might need a license from the holders of the patent with respect to the gene in order to make, use or sell products for this use.

    We also rely upon trade secrets, know-how and licensing opportunities to protect our intellectual property. Complex legal and factual determinations and evolving laws make patent protection uncertain. As a result, we cannot be sure that patents will issue from any of our patent applications or from applications licensed to us or that any issued patents will have sufficient breadth or terms to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do US and Canadian laws. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Most of our employees and consultants also sign agreements requiring that they assign to us their interests in discoveries, inventions, patents and copyrights arising from their work for us, maintain the confidentiality of our intellectual property, and refrain from unfair competition with us during their employment and for a period of time after their employment with us, which includes solicitation or our employees and customers. We cannot be sure that these agreements will not be breached or invalidated or even held valid by a court. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, or other technologies. If our intellectual property is not protected from disclosure to, or use by third parties, our competitive market position will be adversely affected.

    Generally, US patents have a term of 17 years from the date of issue for patents issued from applications filed with the US Patent Office prior to June 8, 1995 and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Under some circumstances, patent term extensions may be obtained, or disclaimers of some part of the patent term may be required. Patents in most other countries have a term of 20 years from the date of filing the patent application.

    Although we are not a party to any material legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technologies licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.

COMPETITION

    Our full-spectrum pharmacogenomics business model may expose us to competition in many of the sectors in which we operate. We expect the intensity of competition to increase. We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services that are substantially similar to our proposed products and services, or which otherwise address the needs of our customers and potential customers. Some of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have. These competitors may have developed, or could develop in the future, technologies that compete with our products or which could render our products obsolete. We anticipate that our principal competitors will ultimately come from four areas. Forward integrated genomics companies, such as Human Genome Sciences, Inc. and Millennium Pharmaceuticals, Inc., may develop parallel business models in order to bring their discovery products into the development and commercialization stages. Companies and entities focused on SNP discovery such as CuraGen Corporation, Genset Pharmaceuticals, Inc., Celera Genomics Group, Incyte Pharmaceuticals, Inc., and The SNP Consortium Ltd. may focus their discovery efforts on providing further characterization of relevant SNPs to drug action and thus begin to compete with our pharmacogenomics model. At least one company, Genaissance Pharmaceuticals, Inc., has already moved in this direction. Tool companies such as Affymetrix, Inc., Orchid
Biosciences, Inc. and Sequenom, Inc. may supply tools to meet the rapidly increasing workload of research experiments. Service companies such as PPGX, a subsidiary of Axys Pharmaceuticals, Inc., may compete by providing clinical trials genotyping capabilities. We cannot assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging techniques.

GOVERNMENT REGULATION

    At the current time, the FDA does not regulate us or our products. However, many of our customers and collaborators will be subject to regulation depending on the type of products or services they provide. The FDA and comparable regulatory agencies in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of biopharmaceuticals and in vitro diagnostic products. These agencies regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of these products and services. Different centers within the FDA are responsible for regulating these products, depending on whether the product is considered a pharmaceutical, biologic or medical device.

    The process required by the FDA before a pharmaceutical or biologic product may be marketed in the US generally requires substantial time, effort and financial resources. Satisfaction of FDA requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

    Because our testing services are currently used only for research purposes, we are not registered under the Clinical Laboratory Improvement Act, or CLIA. However, Covance, which uses our technology in clinical trials, is CLIA-certified. CLIA is intended to ensure the quality and reliability of clinical laboratories in the US by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a materially adverse impact on our ability to sell our technology to Covance or any future collaborators that want to use our technology to provide reference laboratory services.

    We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and results of operations.

EMPLOYEES

    As of March 27, 2000, we employed 40 persons, of whom 15 hold Ph.D. or M.D. degrees and 10 hold other advanced degrees. Approximately 27 employees are engaged in research and development, and 13 employees are engaged in business development, intellectual property, finance and other administrative functions. None of our employees are subject to a collective bargaining arrangement and we consider our relations with our employees to be good.

FACILITIES

    We lease a 39,014 square foot facility in Cambridge, Massachusetts for our headquarters and as the base for our marketing, research and development activities. The lease expires in 2008 and is renewable for another five years. We believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    Our executive officers, directors and key employees and their respective ages and position(s) as of March 6, 2000 are as follows:

NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Taylor J. Crouch*(1).................     40      President, Chief Executive Officer and Director
Bruce Maloff, Ph.D*..................     46      Executive Vice President, Commercial Operations
Colin W. Dykes, Ph.D.*...............     46      Vice President, Research and Genomics
Anne L. Bailey*......................     54      Vice President, Diagnostic and Process Development
Richard P. Shea*.....................     48      Chief Financial Officer and Treasurer
Vincent P. Stanton, Jr., M.D.*.......     44      Vice President, Discovery Research
David Housman, Ph.D..................     53      Chairman and Principal Scientific Advisor
R. Mark Adams, Ph.D..................     33      Senior Director, Bioinformatics
Andrew Ferrie........................     39      Senior Director, Variance Discovery
Philippe O. Chambon, M.D.,                41
  Ph.D(1)(2).........................             Director
Mark P. Carthy(3)....................     39      Director
Jean-Francois Formela,                    43
  M.D(1)(2)(3).......................             Director
Martin Vogelbaum(1)(2)(3)............     36      Director
David A. Shotland....................     37      Director

------------------------

*  Executive Officer

(1)  Member of the Executive Committee

(2)  Member of the Compensation Committee

(3)  Member of the Audit Committee

    TAYLOR J. CROUCH has served as our President, Chief Executive Officer and a member of our Board of Directors since April 1999. From 1991 to April 1999,
Mr. Crouch was Senior Vice President, Worldwide Marketing and Strategic Development for PAREXEL International Corporation, leading PAREXEL's global sales, marketing and strategy functions, where he worked with client companies to establish broad-based strategic partnering relationships in all major pharmaceutical marketplaces. Prior to joining PAREXEL, Mr. Crouch spent ten years in the pharmaceutical and device industries in new product development marketing at Schering-Plough International, Pfizer International and Johnson & Johnson's Critikon division. Within the pharmaceutical industry, he has worked on the development and launch of many leading products in the cardiovascular, anti-infectives, dermatology and allergy fields. Mr. Crouch received his B.S. in chemical engineering, cum laude, from Princeton University and his M.B.A. in international finance and marketing from the University of Chicago.

    BRUCE MALOFF, PH.D. has served as our Executive Vice President, Commercial Operations since February 2000. From 1998 until joining us, Dr. Maloff served as Vice President, Business Development for Quintiles CNS Therapeutics, a strategic business unit of Quintiles Transnational. From 1988 to 1998, Dr. Maloff held a series of senior management positions in the clinical research industry, including Vice President of Business Development at ClinTrials Research. Prior to joining ClinTrials, Dr. Maloff was a research pharmacologist at Dupont Pharmaceuticals. Dr. Maloff received his Ph.D. in cellular physiology from the State University of New York, Albany, and his B.S. with honors from Syracuse University.

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
    COLIN W. DYKES, PH.D. has served as our Vice President, Research and Genomics since July 1998. From 1997 until joining us, Dr. Dykes was director of the United Kingdom Genetics Division of Glaxo Wellcome, where he also served as a member of its Genetics Directorate, with responsibility for formulating policies on patents, diagnostics, genetics applications in clinical trials, and public policy. Dr. Dykes joined Glaxo in 1982, and in 1993 he established Glaxo's genetics and genomics programs as the United Kingdom head of Glaxo's Human Genetics Initiative. Dr. Dykes is trained in protein chemistry and received his Ph.D. in Biochemistry from University College, Cardiff.

    ANNE L. BAILEY has served as our Vice President, Diagnostic and Process Development since April 1998. From 1990 until joining us, Ms. Bailey served as Vice President of Operations of Avitech Diagnostics, Inc. Prior to joining Avitech, from 1984 to 1990, Ms. Bailey served as Director, New Product Development and Vice President, Manufacturing and Regulatory Affairs at Photest Diagnostics, Inc. She has over 25 years of management experience in the medical diagnostics reference laboratory and research products industries. Ms. Bailey received her B.S. in Biology/Chemistry from Stanford University and an M.S. in Biochemistry from Johns Hopkins University.

    RICHARD P. SHEA joined us as our Vice President, Finance and Administration in February 1999, and has served as our Chief Financial Officer and Treasurer since March 2000. From April 1997 until joining us, Mr. Shea served as Vice President, Finance of Genetics Institute. In that capacity he helped manage the launch of BeneFIX and Neumega and assisted with the integration of Genetics Institute into American Home Products Corporation. Mr. Shea joined Genetics Institute in October 1992 as Controller, and was formerly Senior Manager at PricewaterhouseCoopers LLP in Boston and Copenhagen, primarily serving clients in the high technology and manufacturing sectors. Mr. Shea is a certified public accountant and received his M.B.A. from Boston University and an A.B. from Princeton University.

    VINCENT P. STANTON, JR., M.D. joined us in 1993, served as Vice President, Research from 1995 until 1998 and has served as our Vice President, Discovery Research since 1998. Prior to joining us, Dr. Stanton was a Research Scientist at the Massachusetts Institute of Technology, where his research focused on human and cancer genetics and the development of techniques for polymorphism detection and genome mapping. Previously, Dr. Stanton completed a residency in anatomical pathology at Brigham and Women's Hospital in Boston and a post doctoral fellowship at the Dana-Farber Cancer Institute where his research concerned oncogenes. Dr. Stanton received his M.D. from the University of Pennsylvania School of Medicine.

    DAVID HOUSMAN, PH.D. was a scientific founder of Variagenics and has served as Chairman and Principal Scientific Advisor since 1993. Dr. Housman has been Professor of Biology at the Center for Cancer Research of the Massachusetts Institute of Technology since 1974. Dr. Housman's laboratory at M.I.T. has pioneered many of the techniques and concepts which culminated in the human genome project. His laboratory isolated the multidrug resistance gene, now the focus of cancer drug development efforts at several pharmaceutical companies; the gene causing Wilm's tumor, a pediatric kidney cancer; and the gene which causes myotonic dystrophy, the major adult form of muscular dystrophy. He is a member of the National Academy of Sciences and was a co-founder of Integrated Genetics, Genzyme Genetics and the former Somatix Therapy Corp. Dr. Housman serves on Scientific or Medical Advisory Boards for the National Center for Human Genome Research, the Hereditary Disease Foundation, the National Neurofibromatosis Foundation and the Tourette's Syndrome Association.
Dr. Housman teaches undergraduate and graduate students at M.I.T. and medical students in the M.I.T.--Harvard Medical School program, and is a frequent consultant to the pharmaceutical and biotechnology industries. Dr. Housman received his Ph.D. from Brandeis University.

    R. MARK ADAMS, PH.D. has served as our Senior Director, Bioinformatics since January 1998. From April 1996 until joining us, Dr. Adams was Director of Bioinformatics at AlphaGene, Inc., where he designed and implemented a system for the automated processing and analysis of full-length cDNA sequence information. His academic work is principally in the area of computational analysis of multiple-domain proteins and the prediction of protein domain structure and function. He is an author of several bioinformatics programs including DashPat and MultiDom. Dr. Adams received his Ph.D. in Cell Biology from Baylor College of Medicine.

    ANDREW FERRIE has served as our Senior Director, Variance Discovery since April 1998. From 1993 until joining us, Mr. Ferrie served as Gene Discovery Manager and Group Leader at Human Genome Sciences. At Human Genome Sciences, he was responsible for establishing and managing the gene sequencing facility, as well as developing robotic platforms for high-throughput sample preparation and sequencing. Prior to joining Human Genome Sciences, he was employed by Digene Corporation from 1989 to 1993, and Cetus Corporation from 1984 to 1989, where he was involved in the development of diagnostic products. Mr. Ferrie has a B.S. in Microbiology from California Polytechnic State University, San Luis Obispo and a M.S. in Biotechnology Management from the University of Maryland, College Park.

    PHILLIPE O. CHAMBON, M.D., PH.D. has served as a member of our Board of Directors since July 1999. Since January 1997, Dr. Chambon has been a General Partner of the Sprout Group. He joined the Sprout Group in May 1995. From
May 1993 to April 1995, Dr. Chambon served as Manager in the Healthcare Practice of The Boston Consulting Group, a leading management consulting firm. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical (Novartis), where he had late-stage product development and pre-marketing responsibilities. Dr. Chambon currently serves as a member of the board of directors of CombiChem, Inc. and several privately-funded biotechnology companies. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University.

    MARK P. CARTHY has served as a member of our Board of Directors since October 1998. Since September 1998, Mr. Carthy has been the biotechnology portfolio manager for Morningside Ventures which advises Kummell Investments Limited on its venture capital portfolio. From April 1997 to October 1998, Mr. Carthy was Chief Business Officer at Cubist Pharmaceuticals Inc., a biotechnology company. From January 1992 to April 1997, Mr. Carthy held various positions at Vertex Pharmaceuticals, Inc., most recently as Senior Director of Business Development. Mr. Carthy currently serves as a member of the board of directors of Dendreon Corporation and several privately-funded biotechnology companies. Mr. Carthy received a B.E. in Chemical Engineering from the University College Dublin, an M.Sc. in Chemical Engineering from the University of Missouri and an M.B.A. from Harvard Business School.

    JEAN-FRANCOIS FORMELA, M.D. has served as a member of our Board of Directors since June 1997. Dr. Formela was a partner of Atlas Venture from 1993 to 1995, and has been a general partner of Atlas since 1995. From 1989 to 1993, Dr. Formela served at Schering-Plough, most recently as Senior Director, Medical Marketing and Scientific Affairs, where he had biotechnology licensing and marketing responsibilities. Dr. Formela serves on the board of directors of BioChem Pharma, Inc., Exelixis, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.

    MARTIN VOGELBAUM has served as a member of our Board of Directors since
June 1997. Mr. Vogelbaum is presently a General Partner of Oxford Bioscience Partners, which he joined as an associate in 1993. Prior to joining Oxford, he held senior executive positions at the public and investor relations firms of Burns McClellan and Hill & Knowlton, where he implemented marketing and investor initiatives for biotechnology and pharmaceutical companies. Previously, he was a Research Associate in the Bone Marrow Transplant Unit at Memorial Sloan-Kettering Cancer Center. Mr. Vogelbaum received his A.B. in biology and history from Columbia University.

    DAVID A. SHOTLAND has served as a member of our Board of Directors since March 2000. Since November 1999, Mr. Shotland has been a Managing Director of CIBC Capital Partners, a merchant

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
banking division of CIBC World Markets Corp., an indirect subsidiary of Canadian Imperial Bank of Commerce, the successor to Oppenheimer & Co., Inc. where he was employed since 1993. Prior to joining CIBC Capital Partners, Mr. Shotland was a Managing Director in investment banking at CIBC World Markets Corp., responsible for private equity transactions. Mr. Shotland received his B.A. from Boston University and a M.B.A. from Columbia Business School.

COMPOSITION OF THE BOARD OF DIRECTORS

    Following this offering, our Board of Directors will be divided into three staggered classes, each of whose members will serve for a three-year term as follows:

    - our Class I directors will be Messrs. Shotland and Carthy;

    - our Class II directors will be Drs. Chambon and Formela and Mr. Vogelbaum; and

    - our Class III directors will be Mr. Crouch and Dr. Housman.

    At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during calendar years 2000 for Class I directors, 2001 for Class II directors and 2002 for Class III directors.

    Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our Board of Directors has standing audit, compensation and executive committees. The audit committee consists of Dr. Formela, Mr. Vogelbaum and Mr. Carthy and will meet at least two times a year. The audit committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal controls. The compensation committee consists of Dr. Chambon, Dr. Formela and Mr. Vogelbaum. The compensation committee reviews, approves and makes recommendations to our board of directors concerning our compensation practices, policies and procedures for our executive officers, including the Chief Executive Officer. The compensation committee's duties include the administration of our 1997 Employee, Director and Consultant Stock Option Plan. The executive committee consists of Mr. Crouch, Dr. Chambon, Dr. Formela and Mr. Vogelbaum. The executive committee reviews and approves strategic matters, including major investments, potential acquisition transactions and business strategies, and reviews and approves the structure of, and additions to, senior management.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Chambon, Dr. Formela and Mr. Vogelbaum, each of whom are a non-employee director, constitute our compensation committee. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

SCIENTIFIC ADVISORS

    Our scientific advisors have demonstrated expertise in various fields and advise us concerning long-term scientific planning, research and development. Our principal scientific advisors own shares and/or options to acquire shares of our common stock, some of which shares are subject to vesting.

These advisors also evaluate our research program, recommend personnel to us and advise us on technology matters. In addition to Dr. Housman, the following individuals serve as our principal scientific advisors:

    FRED D. LEDLEY, M.D. served as our President and Chief Scientific Officer from April 1999 to July 1999, as our President and Chief Executive Officer from June 1997 until April 1999, as our President and Chief Operating Officer from June 1996 to June 1997 and as a member of our Board of Directors from 1996 to July 1999. Prior to joining us in 1996, he was Scientific Founder and Vice President, Research and Development of GeneMedicine, Inc. At GeneMedicine,
Dr. Ledley had a leading role in developing GeneMedicine's business plan, private and public financings, technical programs and corporate alliances. Prior to joining GeneMedicine, Dr. Ledley was an Assistant Investigator of the Howard Hughes Medical Institute and tenured Associate Professor at the Baylor College of Medicine in the Departments of Cell Biology and Pediatrics. Dr. Ledley has authored more than 150 publications on the molecular biology of inherited disease and clinical applications of molecular genetics including product design, clinical trials, bioethics, and government regulation. Dr. Ledley received a B.S. in Physical Science from the University of Maryland, College Park and an M.D. from Georgetown University. He is on the Board of Directors of the Massachusetts Biotechnology Council.

    GREG VERDINE, PH.D. is Professor of Chemistry and Chemical Biology at Harvard University and Founding Faculty Member of Harvard's Institute of Chemistry and Cell Biology. He joined the Harvard University Department of Chemistry in 1988, was named Thomas D. Cabot Associate Professor in 1992, and became Full Professor in 1994. Professor Verdine's research focuses on mechanisms for DNA repair and regulated gene expression as well as the discovery of small molecules that can directly affect these processes. He is the recipient of the 1996 Lilly Award in Biological Chemistry from the American Chemical Society. He received an ACS Arthur C. Cope Scholar Award and the Zeneca Pharmaceuticals Group Excellence in Chemistry Award in 1994. He has also been named a National Science Foundation Presidential Young Investigator, a Fellow of the Alfred P. Sloan Foundation, a Dreyfus Teacher-Scholar, a Lilly Grantee in Chemistry, a Dreyfus Distinguished New Faculty Awardee, a DuPont Young Faculty Fellow, and a Searle Scholar. Dr. Verdine received a B.S. from St. Joseph's University and a Ph.D. from Columbia University.

    Each of our scientific advisors has entered into a consulting agreement with us covering the terms of such person's position as a consultant to us. All of our scientific advisors are employed by employers other than us and may have other commitments to, or consulting or advisory contracts with, other entities that may conflict or compete with their obligations to us. Generally, scientific advisors are not expected to devote a substantial portion of their time to our matters.

1997 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

    Our 1997 Employee, Director and Consultant Stock Option Plan was approved by our Board of Directors and stockholders in 1997. The plan authorizes for the issuance of stock options to our employees, directors and consultants. On
March 27, 2000, our Board of Directors approved, subject to stockholder approval, the increase in the aggregate number shares of common stock reserved for issuance under the plan from 2,100,000 to 4,000,000 shares.

    SHARE RESERVE. A total of 4,000,000 shares of our common stock have been reserved for issuance under the plan. As of March 6, 2000, options to purchase 1,940,377 shares were outstanding under the Plan.

    ADMINISTRATION. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions and may delegate authority under the plan to the committees of the Board of Directors. The compensation committee of our Board of Directors administers the plan. The compensation committee has the authority to determine the following:

    - the persons to whom stock-based awards will be granted;

    - the number of shares to be covered by each stock-based award; and

    - the terms and conditions upon which a stock-based award may be granted.

    Stock-based awards under the plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a stock-based award, including the time and events upon which such rights shall accrue and the purchase price of the shares.

    ELIGIBILITY. Options granted under the plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 10% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company. The plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment.

    GENERAL PROVISIONS. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under any of our existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under our plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock. An option granted under the plan is not transferable by the optionholder except by will or by the laws of descent and distribution or as otherwise determined by the compensation committee and set forth in the applicable option agreement.

    EFFECT OF TERMINATION OF EMPLOYMENT. An incentive stock option granted under the plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options are forfeited.

    EFFECT OF ACQUISITION. If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, the compensation committee or the board of directors of any entity assuming our obligations under the plan shall, as to outstanding options under the plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of common stock in connection with such an acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the optionholders, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) over the exercise price thereof.

    AMENDMENT. The plan may be amended by our stockholders, by our Board of Directors or by our compensation committee, provided that any amendment which the compensation committee determines is of a scope that requires stockholder approval shall be subject to obtaining such stockholder approval.

DIRECTOR COMPENSATION

    All of the directors are reimbursed for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. Pursuant to the terms of our 1997 Employee, Director and Consultant Stock Option Plan, our Board of Directors has the discretion to grant options to non-employee directors.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to or earned for the fiscal year ended December 31, 1999 by our chief executive officer and by all of our executive officers whose salary and bonus exceed $100,000. We refer to these persons as named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                  --------------------
                                             ANNUAL COMPENSATION                       SECURITIES
                                             -------------------    ALL OTHER          UNDERLYING
NAME AND PRINCIPAL POSITION                   SALARY     BONUS     COMPENSATION   OPTIONS/STOCK AWARDS
---------------------------                  --------   --------   ------------   --------------------
Taylor J. Crouch(1)........................  $225,135   $37,500            --            391,375(2)
  President and Chief Executive Officer

Fred D. Ledley, M.D.(3)....................   156,731        --      $105,767(4)          17,495(5)
  Scientific Advisor, Former President and
  Chief Executive Officer

Colin W. Dykes, Ph.D.......................   200,000    40,000            --             70,000
  Vice President, Research and Genomics

Anne L. Bailey.............................   150,800    15,000        60,000(6)          52,000
  Vice President, Diagnostic and Process
  Development

Richard P. Shea(7).........................   135,577    30,000            --             80,000
  Chief Financial Officer and Treasurer

Vincent P. Stanton, Jr., M.D...............   130,150    27,000            --             60,546
  Vice President, Discovery Research

------------------------

(1) Mr. Crouch joined us in April 1999.

(2) Consists of 316,375 options to purchase our common stock and an award of 75,000 shares of restricted stock.

(3) Dr. Ledley served as our President and Chief Executive Officer through April 1999. He currently serves as one of our Scientific Advisors.

(4) Constitutes severance payments made upon Dr. Ledley's departure from us.

(5) Consists of 12,000 shares of our common stock granted as a performance bonus to Dr. Ledley and 5,495 shares of common stock granted upon Dr. Ledley's departure from us.

(6) Constitutes a retention payment to Ms. Bailey paid by us on behalf of Avitech Diagnostics, Inc., which we acquired in September 1997.

(7) Mr. Shea joined us in February 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

    The following table sets forth information regarding options granted by us to our named executive officers during the fiscal year ended December 31, 1999. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 959,921 shares of common stock granted under our option plans. There was no public market for our common stock as of
December 31, 1999. Accordingly, the fair market value on December 31, 1999 is
based on an assumed initial public offering price of $    per share.

                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES OF
                            SECURITIES   TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO     EXERCISE                          OPTION TERM
                             OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
                             GRANTED         1999          SHARE        DATE           5%              10%
                            ----------   -------------   ---------   ----------   -------------   -------------
Taylor J. Crouch..........   316,375         33.0          $.64         2009
Fred D. Ledley, M.D.......        --           --            --           --
Colin W. Dykes, Ph.D......    70,000          7.3          $.64         2009
Anne L. Bailey............    52,000          5.4          $.64         2009
Richard P. Shea...........    80,000          8.3          $.64         2009
Vincent P. Stanton, Jr.,
  M.D.....................    60,546          6.3          $.64         2009

            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 1999 AND
                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the number of unexercised options held by each of our named executive officers on
December 31, 1999 and the value realized by named executive officers. None of our executive officers exercised stock options in the fiscal year ended December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is
based on an assumed initial public offering price of $    per share.

                                                      NUMBER OF SHARES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Taylor J. Crouch...............................     74,095        242,280
Fred D. Ledley, M.D............................         --             --
Colin W. Dykes, Ph.D...........................     21,878        118,122
Anne L. Bailey.................................      3,252         48,748
Richard P. Shea................................         --         80,000
Vincent P. Stanton, Jr., M.D...................      5,710         59,836

------------------------

(1) Assumes a per share fair market value equal to the assumed initial public
    offering price of $         .

401(K) PLAN

    We sponsor a 401(k) plan covering all of our employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code. We do not match employee contributions to the 401(k) plan.

EMPLOYMENT AGREEMENTS

    On March 19, 1999, we entered into an employment agreement with Taylor J. Crouch to serve as our President and Chief Business Officer at a base salary of $250,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. The target levels for those bonuses are 30% of salary and 50,000 options. Mr. Crouch also received options to purchase 316,375 shares of common stock at $0.64 per share and 75,000 shares of restricted stock at $.01 per share. The aggregate number of options and shares of restricted stock is 3.25% of the fully diluted shares of Variagenics upon completion of the first round of financing after the date of the agreement. The restricted stock vested in full six months from the date Mr. Crouch joined us. The options will vest over four years with 61,981 vesting six months from the date of hire and the remainder vesting over a period of three and a half years in 42 equal monthly installments. All options vest in the event we are acquired or if we are merged into a larger entity. If Mr. Crouch terminates the agreement with Good Reason, as defined in the agreement, or if we terminate
Mr. Crouch without Cause, as defined in the agreement, we are required to pay Mr. Crouch his full salary for a period of nine months from the date of such termination.

    On January 27, 2000, we entered into an employment agreement with Bruce Maloff, Ph.D., to serve as our Executive Vice President, Commercial Operations at a base salary of $210,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. The target for the bonuses is 25% of Dr. Maloff's base salary. Dr. Maloff received options to purchase 100,000 shares of common stock at $1.25 per share. The options vest over four years with

25% vesting after one year and the remainder vesting over a period of three years in 36 equal monthly installments. In addition, we paid a signing bonus of $15,000 to Dr. Maloff and we will reimburse Dr. Maloff for his reasonable moving expenses. The employment agreement is at will. If we terminate the agreement without Cause, as defined in the agreement, we will pay Dr. Maloff's full salary for six months from the date we notify him that we intend to terminate his agreement.

    On July 3, 1998, we entered into an employment agreement with Colin W. Dykes, Ph.D. to serve as our Vice President, Research and Genomics at a base salary of $200,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. Dr. Dykes received options to purchase 70,000 shares of common stock at $.64 per share. The options vest over five years with 20% vesting one year from the date of hire and the remainder vesting over a period of four years in 48 equal monthly installments. In addition, we paid Dr. Dykes a signing bonus of $25,000 and reimbursed him for $25,000 of moving expenses. If Dr. Dykes terminates the agreement with Good Reason, as defined in the agreement, or if we terminate
Dr. Dykes without Cause, as defined in the agreement, we are required to pay
Dr. Dykes his full salary for a period of six months from the date of such termination.

    On February 5, 1998, we entered into an employment agreement with Anne L. Bailey to serve as our Vice President, Diagnostic and Process Development at a base salary of $145,000 a year with an annual bonus of up to $14,500 for achieving certain milestones. In addition, we will reimburse Ms. Bailey for her reasonable relocation and moving expenses. Ms. Bailey also was awarded 32,000 shares of restricted stock for a purchase price of $.64 per share, subject to a right of repurchase by us at a purchase price of $.64 per share, which repurchase right lapses in 60 equal monthly installments from the date of original purchase. If Ms. Bailey terminates the agreement with Good Reason, as defined in the agreement, or if we terminate Ms. Bailey without Cause, as defined in the agreement, we are required to pay Ms. Bailey her full salary for a period of six months from the date of such termination.

    On December 23, 1998, we entered into an employment agreement with Richard
P. Shea to serve as our Vice President, Finance and Administration at a base salary of $150,000 a year with an annual bonus of up to $30,000 for achieving certain milestones. Mr. Shea received options to purchase 40,000 shares of common stock at $0.64 per share. The options vest over 4 years with 25% vesting one year from the date of hire and the remainder vesting over a period of three years in 36 equal monthly installments. Mr. Shea may be eligible to receive additional bonuses or options based on his performance.

    On May 17, 1993, our predecessor, K.O. Technology, Inc., entered into an employment agreement with Vincent P. Stanton, Jr., M.D., to serve as Senior Scientist at a base salary of $85,000. Dr. Stanton received restricted stock equal to 4% of K.O. Technology, Inc.'s equity after its first round of financing on a five year vesting schedule.

    All of the employment agreements are at will, contain an anti-piracy clause, an invention and non-disclosure clause, and a non-competition/non-solicitation clause.

                     TRANSACTIONS WITH EXECUTIVE OFFICERS,
                    DIRECTORS AND FIVE PERCENT STOCKHOLDERS

    Since January 1997, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below.

                                                                                   SHARES OF PREFERRED STOCK
                           COMMON         COMMON       SERIES E     -------------------------------------------------------
                           STOCK        WARRANTS(3)   WARRANTS(4)   SERIES B(5)   SERIES E-2(6)   SERIES E(6)   SERIES F(7)
                          --------      -----------   -----------   -----------   -------------   -----------   -----------
DIRECTORS AND EXECUTIVE
  OFFICERS
Taylor J. Crouch........   75,000(1)           --            --            --             --              --            --
Anne L. Bailey..........   32,000(2)           --            --            --             --              --            --
Mark P. Carthy..........       --              --            --            --             --              --        19,608

5% OR MORE STOCKHOLDERS
The Sprout Group........       --              --       738,462            --             --       2,461,539       623,712
Atlas Venture...........       --         231,247        92,533       465,116        770,824         308,445       287,495
Oxford Bioscience
  Partners..............       --         177,781        94,712       310,076        592,606         315,707       287,494
CIBC....................       --              --            --            --             --              --     1,764,706
Forward Ventures........       --         174,513            --       465,116        581,709              --       204,036
Kummell Investments.....       --          24,101        37,031       482,128         80,336         123,437            --

------------------------

(1) Acquired September 1999 for a purchase price of $.01 per share.

(2) Acquired March 1998 for a purchase price of $.64 per share, subject to a right of repurchase by us at a purchase price of $.64 per share, which repurchase right lapses in 60 equal monthly installments from the date of original purchase.

(3) Issued in July 1999 in exchange for cancellation of debt we incurred in bridge financings with these investors. Warrants are exercisable at a price of $3.25 per share and expire in July 2004.

(4) Issued in July 1999 in connection with the purchase of Series E mandatorily redeemable convertible preferred stock. Warrants are exercisable at a price of $3.25 per share and expire in July 2004.

(5) Acquired June 1997 for a purchase price of $6.45 per share.

(6) Acquired July 1999 for a purchase price of $3.25 per share.

(7) Acquired March 2000 for a purchase price of $5.10 per share.

    CONSULTING AGREEMENT AND STOCK OPTION AWARDS. We have a consulting agreement with Dr. David Housman, a member of our Board of Directors and one of our scientific advisors, under which he provides us with scientific consulting services and is paid $6,000 per month. We awarded Dr. Housman options to purchase 50,000 shares of common stock at a price of $0.64 per share in January 1998, and options to purchase 50,000 shares of common stock at a price of $1.25 per share in March 2000.

    In March 2000, we awarded Mr. Martin Vogelbaum, a member of our Board of Directors, options to purchase 25,000 shares of common stock at a price of $1.25 per share.

    In connection with the preferred stock financings and issuance of common stock, we granted registration rights. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares held by them and may include the sale of their shares in registration statements covering our sale of shares to the public.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 6, 2000 and as adjusted to reflect the sale of the shares of our common stock in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each of our directors;

    - each of our executive officers named in the summary compensation table;
      and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 6, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

    Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 13,188,676 shares of common stock outstanding on
March 6, 2000 and             shares of common stock outstanding after
completion of this offering. This table assumes no exercise of the underwriters' over-allotment option.

                                                                        SHARES ISSUABLE        PERCENTAGE OF
                                                                      PURSUANT TO OPTIONS      COMMON STOCK
                                                                         AND WARRANTS       BENEFICIALLY OWNED
                                                                       EXECISABLE WITHIN    -------------------
                                                SHARES BENEFICIALLY       60 DAYS OF        PRIOR TO    AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED             MARCH 6, 2000      OFFERING   OFFERING
---------------------------------------         -------------------   -------------------   --------   --------
STOCKHOLDERS OWNING APPROXIMATELY 5% OR MORE
The Sprout Group(2)...........................       3,085,251               738,462         27.5%
  3000 Sand Hill Road, Building 3, Suite 170
  Menlo Park, CA 94025

Atlas Venture(3)..............................       1,831,880               323,781         16.0%
  222 Berkeley Street, Suite 1950,
  Boston, MA 02116

Oxford Bioscience Partners(4).................       1,505,884               272,494         13.2%
  31 St. James Avenue, Suite 350
  Boston, MA 02116

CIBC(5).......................................       1,764,706                    --         13.4%
  425 Lexington Avenue
  New York, NY 10017

Forward Ventures(6)...........................       1,250,861               174,513         10.7%
  9255 Towne Center Drive, Suite 300
  San Diego, CA 92121

Kummell Investments(7)........................       1,049,386                77,366          8.5%
  Suite 835A, Europort
    Gibraltar

DIRECTORS AND EXECUTIVE OFFICERS
Taylor J. Crouch..............................          75,000               104,380          1.4%
Fred D. Ledley, M.D...........................         167,950                    --          1.3%
Colin W. Dykes, Ph.D..........................              --                41,260              *
Anne L. Bailey................................          33,372                13,361              *
Richard P. Shea...............................              --                28,439              *
Vincent P. Stanton, Jr., M.D..................          35,546                15,254              *
David Housman, Ph.D...........................         153,844                25,018          1.2%
Phillipe O. Chambon, M.D., Ph.D.(8)...........       3,085,251               738,462         27.5%
Mark P. Carthy(7).............................          19,608                    --              *
Jean-Francois Formela(9)......................       1,831,880               323,781         16.0%
Martin Vogelbaum(10)..........................       1,505,884               272,494         13.2%
David A. Shotland(5)..........................       1,764,606                    --         13.4%
All directors and executive officers as a
  group
  (10 persons)................................       8,672,941             1,568,701         69.4%

------------------------

* Represents beneficial ownership of less than one percent of our common stock.

(1) Unless otherwise indicated, the address of each shareholder is c/o Variagenics, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2) Includes 2,682,000 shares and warrants to purchase 641,943 shares held by Sprout Capital VIII, L.P., 160,920 shares and warrants to purchase 38,517 shares held by Sprout Venture Capital, L.P., 8,947 shares and warrants to purchase 2,141 shares held by DLJ Capital Corp. and 233,384 shares and warrants to purchase 55,861 shares held by DLJ ESC II, L.P. Philippe Chambon, M.D., Ph.D., is a General Partner of the Sprout Group.

(3) Includes 1,802,795 shares and warrants to purchase 316,890 shares held by Atlas Venture Fund III, L.P. and 29,085 shares and warrants to purchase 6,890 shares held by Atlas Venture Entrepreneurs' Fund III L.P. Jean-Francois Formela, M.D., is a General Partner of Atlas Venture.

(4) Includes 350,114 shares and warrants to purchase 105,033 shares held by Oxford Bioscience Partners II, L.P., 381,927 shares and warrants to purchase 78,714 shares held by Oxford Bioscience Partners (Bermuda) II, L.P., 121,840 shares and warrants to purchase 27,249 shares held by Oxford Bioscience Partners (Adjunct) II, L.P., and 204,988 shares and warrants to purchase 61,497 shares held by Oxford Bioscience Partners (GS-Adjunct) II, L.P. Martin Vogelbaum is a Venture Partner of Oxford Bioscience Partners II.

(5) Includes 1,323,529 shares held by CIBC WMV Inc., an investment vehicle of CIBC and 441,177 shares held by CIBC Employee Private Equity Partners, a vehicle owned by partnerships established for the benefit of employees of CIBC to which CIBC serves as an advisor. Mr. Shotland is a Managing Director of CIBC Capital Partners, a merchant banking division of CIBC World Markets Corp., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Shotland is an indirect limited partner of CIBC Employee Private Equity Partners and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in the shares.

(6) Includes 465,116 shares held by Forward Ventures Vanguard Fund II, 141,999 shares and warrants to purchase 36,456 shares held by Forward Ventures III, L.P. and 537,749 shares and warrants to purchase 138,057 shares held by Forward Ventures III Institutional Partners, L.P.

(7) Mark P. Carthy is the biotechnology portfolio manager for Morningside Ventures, which advises Kummell Investments Limited on its venture capital portfolio. Mr. Carthy disclaims beneficial ownership of the shares and warrants held by Kummell Investments, except to the extent of his pecuniary interest in the shares and warrants.

(8) Includes 3,085,251 shares and 738,462 warrants held by the Sprout Group. Dr. Chambon is a General Partner of the Sprout Group and disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest in the shares and warrants.

(9) Includes 1,831,880 shares and 323,781 warrants held by Atlas Venture.
    Dr. Formela is a General Partner of Atlas Venture and disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest in the shares and warrants.

(10) Includes 1,505,884 shares and 272,494 warrants held by Oxford Bioscience Partners II L.P. Mr. Vogelbaum is a Venture Partner of Oxford Bioscience Partners II and disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest in the shares and warrants.

                          DESCRIPTION OF CAPITAL STOCK

    After this offering, our authorized capital stock will consist of shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

    After the closing of this offering, there will be:

    -          shares of common stock outstanding;

    - options to purchase shares of common stock outstanding of which will be exercisable upon the closing of the offering;

    - warrants to purchase shares of common stock outstanding, all of which will be exercisable upon the closing of this offering; and

    - no shares of preferred stock outstanding.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for the dividends subject to the rights of the holders of our preferred stock and any preferences that may be applicable to any other then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not subject to future calls or assessments by us. No sinking fund provisions apply to our common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Some holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See "Shares Eligible for Future Sale."

PREFERRED STOCK

    Upon the closing of this offering, all of our outstanding shares of Series A mandatorily redeemable convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C mandatorily redeemable convertible preferred stock, Series D mandatorily redeemable convertible preferred stock, Series E mandatorily redeemable convertible preferred stock, Series E-2 mandatorily redeemable convertible preferred stock and Series F mandatorily redeemable convertible preferred stock will be converted into 12,552,576 shares of common stock.

    Under the terms of our certificate of incorporation, our Board of Directors will be authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, including sinking price or prices, and
(6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designated and issue in the future.

WARRANTS

    As of March 6, 2000, there were outstanding warrants to purchase 1,856,646 shares of common stock held by 21 investors. Such warrants have expiration dates ranging from May 19, 2000 to July 30, 2004, and have a weighted average exercise price of $3.49 per share. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

REGISTRATION RIGHTS

    The holders of approximately 13,838,490 shares of common stock are entitled to registration rights with respect to the registration of those shares under the Securities Act of 1933. If we propose to register our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement covering their shares of common stock and we will be required to use our best efforts to have the registration statement declared effective. Further, the holders may require us to register their shares on Form S-3 at our expense when this form becomes available. These rights shall terminate five years after the effective date of this offering. Attached to these registration rights are conditions and limitations including the right of the underwriters to limit the number of shares included in the registration statement. These registration rights in connection with this offering have been waived.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our by-laws divide the Board of Directors into three classes with staggered three-year terms. See "Management." Under the by-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

    Our by-laws also provide that after this offering, stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our by-laws further provide that only stockholders holding a majority of outstanding shares, our Chairman of the Board, President or our Board of Directors may call a special meeting of stockholders.

    Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

    The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is               .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Before this offering, there has been no public market for our securities.
After completion of this offering there will be             shares of common
stock outstanding based upon the number of shares outstanding as of March 6,
2000. Of these shares, the             shares sold in this offering will be
freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    All of the shares offered under this prospectus will be freely tradable in
the open market. The remaining             shares of common stock that will be
outstanding after this offering will be considered "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold 90 days after the completion of this offering. Certain of the restricted securities are subject to lock-up agreements with the underwriters. Persons subject to lock-up agreements have agreed not to sell shares of our common stock without the prior permission of Credit Suisse First Boston Corporation for a period of 180 days after the completion of this offering. Credit Suisse First Boston Corporation has indicated that it does not intend to release anyone from the lock-up agreement. The table below sets forth information regarding potential sales of restricted securities.

    - shares may be sold immediately after completion of this offering; and

    - additional shares may be sold upon the expiration of the lock-up agreements.

OPTIONS

    Shares of common stock may also be issued and sold upon the exercise of options. After this offering, we intend to register an aggregate of shares of common stock, which may be issued under our 1997 Employee, Director and Consultant Stock Option Plan and other stock options not issued under a plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable. As a result of the exercise of vested options 90 days after the completion of this offering, additional shares may be sold. Upon the expiration of the lock-up
agreements, an additional       shares may be sold as a result of the exercise
of options.

WARRANTS

    Shares of common stock may also be issued pursuant to outstanding warrants. As of March 6, 2000 there are outstanding warrants to purchase 1,856,646 shares of our common stock, all of which are currently exercisable.

REGISTRATION RIGHTS

    The holders of approximately 13,838,490 shares of common stock are entitled to rights with respect to the registration of those shares under the Securities Act of 1933. If we propose to register our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement covering their shares of common stock and we will be required to use our best efforts to have the registration statement declared effective. Further, the holders may require us to register their shares on Form S-3 at our expense when this form becomes available. These rights shall terminate five years after the effective date of this offering. Attached to these registration rights are conditions and limitations including the right of the underwriters to limit the number of shares included in the registration statement. These registration rights in connection with this offering have been waived.

EFFECT OF SALES OF SHARES

    Prior to this offering, there has been no public market for our common stock, and we cannot advise you as to the effect, if any, that sales in the public market of shares of our common stock, or the availability of shares for sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of our common stock:

                                                                NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ----------
Credit Suisse First Boston Corporation......................
Chase Securities Inc........................................
SG Cowen Securities Corporation.............................
                                                              ----------
    Total...................................................
                                                              ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to   additional shares of our common stock from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................     $                $                $                $
Expenses payable by us..................     $                $                $                $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    Our stockholders, officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these types of transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    The underwriters have reserved for sale, at the initial public offering
price, up to             shares of the common stock for our employees, directors
and certain other persons associated with us who may wish to purchase common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make as a result of these liabilities.

    We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "VGNX."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price will be:

    - the information presented in this prospectus and otherwise available to the underwriters;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - our prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order
BOR #95/17, a copy of which may be obtained from Variagenics. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts. Members of that firm own 27,107 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland.

                                    EXPERTS

    The financial statements of Variagenics, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999, included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

    After we have filed this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

    The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................  F-2

Balance Sheets as of December 31, 1998 and 1999.............  F-3

Statements of Operations for each of the Years Ended
  December 31, 1997, 1998 and 1999 and for the period from
  inception (December 7, 1992) through December 31, 1999....  F-4

Statements of Stockholders' Equity (Deficit) for the period
  from inception (December 7, 1992) through December 31,
  1999......................................................  F-5

Statements of Cash Flows for each of the Years Ended
  December 31, 1997, 1998 and 1999 and for the period from
  inception (December 7, 1992) through December 31, 1999....  F-6

Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Variagenics, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Variagenics, Inc. (a development stage enterprise) at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 28, 2000

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                                                                  1998           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    733,979   $  1,827,519
  Short-term investments....................................            --      2,500,000
  Prepaid expenses and other current assets.................       474,718        194,195
                                                              ------------   ------------
    Total current assets....................................     1,208,697      4,521,714
Restricted cash.............................................     1,000,000      1,000,000
Property and equipment, net.................................     2,835,306      3,753,586
Other assets................................................       204,679        127,850
                                                              ------------   ------------
                                                              $  5,248,682   $  9,403,150
                                                              ============   ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  1,120,506   $    314,984
  Accrued expenses and other liabilities....................       303,632        740,332
  Deferred revenue..........................................            --         42,000
  Current portion of capital lease obligations..............       166,298        515,831
  Convertible notes payable to stockholders.................     3,314,425             --
  Line of credit, current portion...........................        75,000        109,091
                                                              ------------   ------------
    Total current liabilities...............................     4,979,861      1,722,238
Capital lease obligations...................................       342,938        877,463
Line of credit..............................................       525,000        100,000

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $.01 par value;
  2,503,787 and 9,732,208 shares authorized and 2,387,336
  and 8,631,008 shares issued and outstanding at
  December 31, 1998 and 1999, respectively, redemption value
  of $29,093,689 at December 31, 1999 (Note 8)..............    16,803,883     28,732,281

STOCKHOLDERS' DEFICIT:
  Convertible preferred stock, $0.01 par value; 77,579 and
    0 shares authorized, issued and outstanding at
    December 31, 1998 and 1999, respectively................           775             --
  Common stock, $.01 par value; 4,700,000 and 12,042,300
    shares authorized, 519,389 and 630,605 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................         5,194          6,306
  Additional paid-in capital................................       757,488     19,184,561
  Deficit accumulated during the development stage..........   (18,166,457)   (34,894,344)
  Deferred compensation.....................................            --     (6,325,355)
                                                              ------------   ------------
    Total stockholders' deficit.............................   (17,403,000)   (22,028,832)
                                                              ------------   ------------
    Total liabilities, redeemable convertible preferred
      stock and
      stockholders' deficit.................................  $  5,248,682   $  9,403,150
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                       PERIOD FROM
                                                                                        INCEPTION
                                                                                      (DECEMBER 7,
                                                   YEAR ENDED DECEMBER 31,            1992) THROUGH
                                          -----------------------------------------   DECEMBER 31,
                                              1997          1998           1999           1999
                                          ------------   -----------   ------------   -------------
Revenue.................................  $         --   $        --   $    398,588   $    398,588
Costs and expenses:
  Research and development..............     2,234,495     5,071,290      8,602,357     19,291,408
  General and administrative............     2,059,110     3,176,232      6,944,901     13,949,280
  In-process research and development...       674,340            --             --        674,340
                                          ------------   -----------   ------------   ------------
    Loss from operations................    (4,967,945)   (8,247,522)   (15,148,670)   (33,516,440)
Other income (expense):
  Interest income.......................       258,216       200,118        167,523        678,029
  Interest expense......................       (79,646)      (98,024)    (1,496,740)    (1,805,933)
  Loss on investment in affiliate.......            --            --       (250,000)      (250,000)
                                          ------------   -----------   ------------   ------------
    Net loss............................  $ (4,789,375)  $(8,145,428)  $(16,727,887)  $(34,894,344)
                                          ============   ===========   ============   ============
Accretion to redemption value...........            --      (153,193)    (1,075,769)    (1,228,962)
                                          ------------   -----------   ------------   ------------
Net loss attributable to common
  stockholders..........................  $ (4,789,375)  $(8,298,621)  $(17,803,656)  $(36,123,306)
                                          ============   ===========   ============   ============

Net loss attributable to common
  stockholders per share (basic and
  diluted)..............................  $     (15.54)  $    (19.55)  $     (34.93)  $     (75.03)

Weighted average common shares
  outstanding (basic and diluted).......       308,233       424,589        509,682        481,451

   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   FOR THE PERIOD FROM INCEPTION (DECEMBER 7, 1992) THROUGH DECEMBER 31, 1999

                                                                                                   DEFICIT
                                         CONVERTIBLE                                             ACCUMULATED
                                       PREFERRED STOCK          COMMON STOCK       ADDITIONAL     DURING THE
                                     --------------------   --------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                      SHARES    PAR VALUE    SHARES    PAR VALUE     CAPITAL        STAGE       COMPENSATION
                                     --------   ---------   --------   ---------   -----------   ------------   ------------
Issuance of common stock...........        --    $    --    200,000     $2,000     $        --   $        --    $        --
Net loss for the period from
  inception (December 7, 1992)
  through December 31, 1992........        --         --         --         --              --        (8,455)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1992.......        --         --    200,000      2,000              --        (8,455)            --
Issuance of common stock...........        --         --     36,780        368              --            --             --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $22,262.................   157,028      1,570         --         --       1,427,107            --             --
Net loss for the year ended
  December 31, 1993................        --         --         --         --              --      (339,176)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1993.......   157,028      1,570    236,780      2,368       1,427,107      (347,631)            --
Issuance of common stock...........        --         --     33,323        333              --            --             --
Issuance of Series A convertible
  preferred stock..................     9,010         90         --         --          83,162            --             --
Net loss for the year ended
  December 31, 1994................        --         --         --         --              --    (1,149,299)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1994.......   166,038      1,660    270,103      2,701       1,510,269    (1,496,930)            --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $12,551.................   229,523      2,295         --         --       2,105,967            --             --
Purchase of common stock...........        --         --    (38,000)      (380)             --            --             --
Net loss for the year ended
  December 31, 1995................        --         --         --         --              --    (1,633,433)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1995.......   395,561      3,955    232,103      2,321       3,616,236    (3,130,363)            --
Issuance of Series A convertible
  preferred stock..................   108,226      1,082         --         --         998,927            --             --
Net loss for the year ended
  December 31, 1996................        --         --         --         --              --    (2,101,291)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1996.......   503,787      5,037    232,103      2,321       4,615,163    (5,231,654)            --
Issuance of common stock...........        --         --    262,169      2,622          61,088            --             --
Purchase of common stock from
  founder (Note 9).................        --         --    (30,323)      (304)        323,750            --             --
Reclassification of Series A
  preferred stock to redeemable
  preferred stock..................  (503,787)    (5,037)        --         --      (4,615,163)           --             --
Issuance of Series C convertible
  preferred stock..................    77,519        775         --         --         499,225            --             --
Accretion of redeemable preferred
  stock to redemption value........        --         --         --         --        (153,193)           --             --
Net loss for the year ended
  December 31, 1997................        --         --         --         --              --    (4,789,375)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1997.......    77,519        775    463,949      4,639         730,870   (10,021,029)            --
Issuance of common stock...........        --         --     55,440        555          26,618            --             --
Net loss for the year ended
  December 31, 1998................        --         --         --         --              --    (8,145,428)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1998.......    77,519        775    519,389      5,194         757,488   (18,166,457)            --
Issuance of common stock...........        --         --    111,216      1,112         783,677            --             --
Adjustment to redeemable
  convertible preferred as a result
  of change in redemption value....        --         --         --         --       9,045,041            --             --
Reclassification of Series C
  preferred stock to redeemable
  convertible preferred stock......   (77,519)      (775)        --         --        (251,162)           --             --
Issuance of warrants...............        --         --         --         --       1,418,000            --             --
Accretion of redeemable convertible
  preferred stock to redemption
  value............................        --         --         --         --      (1,075,769)           --             --
Deferred compensation resulting
  from the grant of options........        --         --         --         --       8,507,286            --     (8,507,286)
Amortization of deferred
  compensation.....................        --         --         --         --              --            --      2,181,931
Net loss for the year ended
  December 31, 1999................        --         --         --         --              --   (16,727,887)            --
                                     --------    -------    -------     ------     -----------   ------------   -----------
Balance at December 31, 1999.......        --    $    --    630,605     $6,306     $19,184,561   $(34,894,344)  $(6,325,355)
                                     ========    =======    =======     ======     ===========   ============   ===========


                                        TOTAL
                                     ------------
Issuance of common stock...........  $      2,000
Net loss for the period from
  inception (December 7, 1992)
  through December 31, 1992........        (8,455)
                                     ------------
Balance at December 31, 1992.......        (6,455)
Issuance of common stock...........           368
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $22,262.................     1,428,677
Net loss for the year ended
  December 31, 1993................      (339,176)
                                     ------------
Balance at December 31, 1993.......     1,083,414
Issuance of common stock...........           333
Issuance of Series A convertible
  preferred stock..................        83,252
Net loss for the year ended
  December 31, 1994................    (1,149,299)
                                     ------------
Balance at December 31, 1994.......        17,700
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $12,551.................     2,108,262
Purchase of common stock...........          (380)
Net loss for the year ended
  December 31, 1995................    (1,633,433)
                                     ------------
Balance at December 31, 1995.......       492,149
Issuance of Series A convertible
  preferred stock..................     1,000,009
Net loss for the year ended
  December 31, 1996................    (2,101,291)
                                     ------------
Balance at December 31, 1996.......      (609,133)
Issuance of common stock...........        63,710
Purchase of common stock from
  founder (Note 9).................       323,446
Reclassification of Series A
  preferred stock to redeemable
  preferred stock..................    (4,620,200)
Issuance of Series C convertible
  preferred stock..................       500,000
Accretion of redeemable preferred
  stock to redemption value........      (153,193)
Net loss for the year ended
  December 31, 1997................    (4,789,375)
                                     ------------
Balance at December 31, 1997.......    (9,284,745)
Issuance of common stock...........        27,173
Net loss for the year ended
  December 31, 1998................    (8,145,428)
                                     ------------
Balance at December 31, 1998.......   (17,403,000)
Issuance of common stock...........       784,789
Adjustment to redeemable
  convertible preferred as a result
  of change in redemption value....     9,045,041
Reclassification of Series C
  preferred stock to redeemable
  convertible preferred stock......      (251,937)
Issuance of warrants...............     1,418,000
Accretion of redeemable convertible
  preferred stock to redemption
  value............................    (1,075,769)
Deferred compensation resulting
  from the grant of options........            --
Amortization of deferred
  compensation.....................     2,181,931
Net loss for the year ended
  December 31, 1999................   (16,727,887)
                                     ------------
Balance at December 31, 1999.......  $(22,028,832)
                                     ============

   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                                          PERIOD FROM
                                                                                                           INCEPTION
                                                                                                         (DECEMBER 7,
                                                                    YEAR ENDED DECEMBER 31,              1992) THROUGH
                                                         ---------------------------------------------   DECEMBER 31,
                                                             1997            1998            1999            1999
                                                         -------------   -------------   -------------   -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $  (4,789,375)  $  (8,145,428)  $ (16,727,887)  $ (34,894,344)
  Adjustments to reconcile net loss to net cash used
    for operating activities:
    Depreciation and amortization......................        173,154         412,163         670,091       1,431,272
    Write-off of acquired in-process research and
      development......................................        674,340              --              --         674,340
    Loss on sale of short-term investments.............             --              --              --          20,630
    Loss on disposal of assets.........................             --              --          15,142          15,142
    Accrued interest on convertible notes payable
      converted to redeemable convertible preferred
      stock............................................         69,550          29,426         296,967         436,736
    Non-cash compensation expense......................        385,800              --       2,966,552       3,334,352
    Loss on investment in affiliate....................             --              --         250,000         250,000
    Non-cash charge for preferred stock issued to
      cancel agreements with affiliate and affiliate's
      investors........................................             --              --       1,040,000       1,040,000
    Warrants issued for interest expense...............             --              --       1,072,533       1,090,533
    Changes in assets and liabilities:
      Prepaid expenses and other current assets........       (124,485)       (219,008)        324,523        (150,195)
      Other assets.....................................         13,054          27,667          20,579          (4,100)
      Accounts payable.................................        154,934         851,047        (805,522)        314,984
      Accrued expenses.................................         98,183          (1,088)        436,700         723,629
      Deferred revenue.................................             --              --          42,000          42,000
                                                         -------------   -------------   -------------   -------------
      Net cash used for operating activities...........     (3,344,845)     (7,045,221)    (10,398,322)    (25,675,021)
                                                         -------------   -------------   -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments...................     (6,974,474)             --      (2,500,000)    (10,379,013)
  Maturity of short-term investments...................             --       6,974,474              --       7,858,383
  Acquisition of property and equipment................       (377,001)     (2,089,289)       (620,361)     (3,476,121)
  Proceeds from sale/leaseback transaction.............             --         135,300              --         406,148
  Reimbursement from lessor............................             --              --         273,098         273,098
  Cash paid for acquisitions and equity investments....       (615,637)             --        (250,000)       (865,637)
                                                         -------------   -------------   -------------   -------------
      Net cash (used for) provided by investing
        activities.....................................     (7,967,112)      5,020,485      (3,097,263)     (6,183,142)
                                                         -------------   -------------   -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations...............        (65,544)       (172,749)       (315,942)       (675,581)
  Payment as collateral for letter of credit...........             --      (1,000,000)             --      (1,000,000)
  Proceeds from line of credit.........................             --         600,000         400,000       1,000,000
  Repayment of line of credit..........................             --              --        (790,909)       (790,909)
  Proceeds from issuance of notes payable to
    stockholders.......................................      1,076,250       3,284,999       4,665,000      10,906,249
  Proceeds from issuance of preferred stock, net of
    issuance costs.....................................     10,284,689              --      10,630,808      24,214,905
  Proceeds from issuance of common stock...............          1,356          27,173             168          31,018
                                                         -------------   -------------   -------------   -------------
      Net cash provided by financing activities........     11,296,751       2,739,423      14,589,125      33,685,682
                                                         -------------   -------------   -------------   -------------
Net (decrease) increase in cash and cash equivalents...        (15,206)        714,687       1,093,540       1,827,519
Cash and cash equivalents at beginning of period.......         34,498          19,292         733,979              --
                                                         -------------   -------------   -------------   -------------
Cash and cash equivalents at end of period.............  $      19,292   $     733,979   $   1,827,519   $   1,827,519
                                                         =============   =============   =============   =============

   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Variagenics, Inc. (the "Company") was incorporated in Delaware on
December 7, 1992. The Company was originally formed to develop a pharmacogenomic approach to cancer therapy. The Company has broadened that focus to discover genetic variations characterized by SNPs and other genetic differences. The Company will use this information to optimize drugs in development, develop new drug targets and bring diagnostic products to market. Since inception, the Company has devoted its efforts primarily to financial planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7.

    The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has generated minimal revenues and has an accumulated deficit of $34,894,344 at December 31, 1999. The future viability of the Company is dependent on its ability to obtain necessary additional financing, to complete development and commercialize its products and to commence generating cash from operations. Management believes the Company has the ability to do so.

    The Company is subject to risks common to companies in the industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other governmental regulations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company maintains all of its cash, cash equivalents and short-term investments with one high quality financial institution. Investment securities with original maturities of greater than three months but less than one year are considered to be short-term investments. Short-term investments are classified as held to maturity in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1999, short-term investments are carried at cost and consist of a certificate of deposit which matured in January 2000.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FIXED ASSETS

    Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the improvement or the remaining term of the lease.

    LONG-LIVED ASSETS

    The Company reviews long-lived assets for impairment by comparing the cumulative undiscounted cash flows from the assets with their carrying amount. Any writedowns are treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-based Compensation," for disclosure only (Note 9). All stock-based awards to nonemployees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    REVENUE RECOGNITION

    Revenue to date has been generated from collaborations and research grants from a governmental agency. Revenue from collaborations and grants is recognized in the period in which specific performance obligations under the terms of the contracts are satisfied and related costs are incurred. Payments received in advance of work being performed under agreements are recorded as deferred revenue until earned in accordance with SEC Staff Accounting Bulletin (SAB)
No. 101, "Revenue Recognition in Financial Statements."

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred.

    INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    COMPREHENSIVE INCOME (LOSS)

    Comprehensive loss is equal to net loss for all years presented.

    BUSINESS SEGMENTS

    The Company operates as a single business segment as defined in SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information."

    NET LOSS PER SHARE

    Net loss per share is computed under SFAS No. 128 "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding unvested restricted stock. Diluted net loss per share does not differ from basic net loss per share since potential common shares are antidilutive for all periods presented and, therefore, are excluded from the calculation of diluted net loss per share.

    The following potentially dilutive common shares were excluded because their effect was antidilutive:

                                                     AS OF DECEMBER 31,
                                              ---------------------------------
                                                1997        1998        1999
                                              ---------   ---------   ---------
Convertible notes payable...................         --   3,314,425          --
Redeemable convertible preferred stock......  2,387,336   2,387,336   8,631,008
Convertible preferred stock.................     77,519      77,519          --
Stock options...............................     92,071     505,945   1,322,144
Warrants....................................    165,585     204,609   1,883,703
Unvested restricted stock...................    109,837      87,138      25,487

    Subsequent to year-end, the Company issued 3,921,568 shares of Series F redeemable convertible preferred stock and 925,818 common stock options (Note 14).

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    The following pro forma basic and diluted net loss per share and shares used in computing pro forma basic and diluted net loss per share have been presented reflecting the automatic conversion into

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shares of common stock of the redeemable convertible preferred stock outstanding at December 31, 1999 upon completion of the offering contemplated herein
(Note 14), using the if converted method from their respective dates of issuance:

                                                         YEAR ENDED
                                                      DECEMBER 31, 1999
                                                      -----------------
Pro forma basic and diluted net loss per share......     $    (3.02)
Shares used in computing pro forma basic and diluted
  net loss per share................................      5,543,768

    NEW ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137 and is effective for fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Adoption of this standard is not expected to have a material impact on the financial position or results of operations of the Company.

3. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                       PERIOD FROM
                                                                                        INCEPTION
                                                                                      (DECEMBER 7,
                                                     YEAR ENDED DECEMBER 31,          1992) THROUGH
                                               ------------------------------------   DECEMBER 31,
                                                  1997         1998         1999          1999
                                               ----------   ----------   ----------   -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION AND NONCASH INVESTING AND
  FINANCING ACTIVITIES:

  Cash paid for interest.....................  $   18,377    $ 68,024    $  129,637    $   296,547

  Conversion of notes payable to stockholder
    into redeemable preferred stock..........  $1,676,250    $     --    $8,276,392    $11,232,642

  Acquisition of property and equipment under
    capital lease agreements.................  $       --    $462,727    $1,200,000    $ 1,662,727

  Reclassification of preferred stock for
    redemption features......................  $4,615,163    $     --    $8,793,879    $13,409,042

4. ACQUISITION

    AVITECH DIAGNOSTICS, INC.

    On September 10, 1997, the Company purchased certain assets and assumed certain liabilities of Avitech Diagnostics, Inc. ("Avitech") for total consideration and transaction costs of $1,116,000. Avitech

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. ACQUISITION (CONTINUED)
had been engaged in the business of developing and manufacturing clinical diagnostics for genetically determined diseases and disorders. The acquisition was funded by the issuance of 77,519 shares of Series C convertible preferred stock valued at $500,000 (Note 8) and approximately $616,000 in cash.

    The Avitech acquisition was accounted for under the purchase method of accounting. In accordance with the provisions of APB No. 16, "Business Combinations," the purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values at the date of acquisition. Approximately $217,000 was allocated to the fair value of net tangible assets. The Company also determined that $225,000 of the purchase price was attributable to intangible assets consisting of the workforce-in-place which is included in other assets and is being amortized over a five year period. Approximately $674,000 of the purchase price was assigned to the value of Avitech's in-process research and development. Because the technological feasibility of Avitech's enzyme-based processes for detecting genetic variations required further development, and the in-process research and development had no alternative use, this amount was immediately charged to operations during the year ended
December 31, 1997. In 1999, the Company revised its process for discovering genetic variations and no longer uses an enzyme-based approach.

5. INVESTMENT IN NOVA MOLECULAR, INC.

    In January 1999, the Company entered into the following agreements with Nova Molecular, Inc. ("NMI"), a company engaged in performing genetic research and providing pharmacogenomic services: (i) a subscription agreement whereby the Company acquired 37% of the outstanding shares of NMI in exchange for approximately 250,000 in cash; (ii) a research and development funding commitment by the Company, (iii) license agreements in which proprietary rights were licensed to each other in exchange for future royalties; and (iv) a conversion agreement in which the Company granted NMI shareholders the right, under certain circumstances, to exchange shares of NMI preferred stock for the Company's convertible preferred stock and common stock subject to antidilution provisions.

    Prior to the cancellation of these agreements in July 1999, the Company recorded an investment in affiliate of $250,000 which was reduced to $0 by the recognition under the equity method of accounting of the Company's shares of NMI's losses, included in loss on investment in affiliate, and recorded research and development expense of $135,000.

    In July 1999, pursuant to a cancellation agreement between the Company and NMI, the Company issued 320,000 shares of the Company's Series D redeemable convertible preferred stock to the NMI Series A preferred stockholders and agreed to pay $0.8 million to NMI in exchange for the following: (i) all of the outstanding NMI Series A preferred shares were acquired by Variagenics and redistributed to the remaining NMI preferred shareholders; and (ii) the research and development funding commitment, the license agreement and the conversion agreement were canceled.

    The value attributed to the Series D redeemable convertible preferred stock of $1.0 million and the cash payment of $0.8 million were recorded as general and administrative expense in consideration of the cancellations of the funding commitment, the license agreement, and the conversion agreement.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                              ESTIMATED          DECEMBER 31,
                                                             USEFUL LIVES   -----------------------
                                                               (YEARS)         1998         1999
                                                             ------------   ----------   ----------
Machinery and equipment....................................     3-5         $  559,980   $  932,077
Furniture and fixtures.....................................      5             476,167      523,711
Machinery and equipment under capital leases...............     3-5            598,027    1,798,027
Leasehold improvements.....................................  lease life      1,910,594    1,782,322
                                                               --------     ----------   ----------
                                                                             3,544,768    5,036,137
Less--accumulated depreciation and amortization............                   (709,462)  (1,282,551)
                                                                            ----------   ----------
                                                                            $2,835,306   $3,753,586
                                                                            ==========   ==========

    Depreciation and amortization expense was $173,154, $367,163 and $613,841 for the years ended December 31, 1997, 1998 and 1999, respectively. Accumulated amortization of property and equipment under capital leases totaled $104,670 and $304,012 at December 31, 1998 and 1999, respectively.

7. ACCRUED EXPENSES AND OTHER LIABILITIES

    Accrued expenses and other liabilities at December 31, 1998 and 1999 consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Accrued payroll related.................................  $146,822   $482,383
Professional fees.......................................    27,267     95,410
Sponsored research and development......................    71,254     89,951
Other...................................................    58,289     72,588
                                                          --------   --------
                                                          $303,632   $740,332
                                                          ========   ========

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Mandatorily redeemable convertible preferred stock is carried at redemption value for all series except for Series E and Series E-2. The Series E and E-2 redeemable convertible preferred stock are carried at original issuance plus accretion. All series have a par value of $.01 per share and liquidation value of $3.25 per share at December 31, 1999. Mandatorily redeemable convertible preferred stock consists of the following at December 31:

                                                                 1998          1999
                                                              -----------   -----------
Mandatorily redeemable convertible preferred stock:
  Series A, 503,787 shares authorized, issued and
    outstanding at December 31, 1998 and 1999...............  $ 4,654,992   $ 1,698,182
  Series B, 2,000,000 and 1,883,549 shares authorized at
    December 31, 1998 and 1999, respectively, 1,883,549
    shares issued and outstanding at December 31, 1998 and
    1999....................................................   12,148,891     6,349,130
  Series C, 77,519 shares authorized, issued and outstanding
    at December 31, 1999, prior to 1999 nonredeemable.......           --       261,304
  Series D, 320,000 shares authorized, at December 31, 1999;
    320,000 issued and outstanding at December 31, 1999,
    prior to 1999 nonredeemable.............................           --     1,078,667
  Series E-2, 0 and 2,298,564 shares authorized, issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................           --     7,438,548
  Series E, 0 and 4,648,789 shares authorized, 0 and
    3,547,589 issued and outstanding at December 31, 1998
    and 1999, respectively..................................           --    11,906,450
                                                              -----------   -----------
                                                              $16,803,883   $28,732,281
                                                              ===========   ===========

    In 1997, the previously non-redeemable Series A convertible preferred stock were redefined as redeemable. At December 31, 1998, the redemption values of the Series A and Series B redeemable convertible preferred stock were $9.24 and $6.45 per share, respectively. During 1999, the redemption preferences of all of the redeemable convertible preferred stock were adjusted to $3.25 per share. The Company recorded an adjustment to redeemable convertible preferred stock and to equity to reflect this decrease in redemption value and redefinition.

    In July 1999, the Company's Board of Directors and stockholders approved the following: the number of authorized shares of Series B redeemable convertible preferred stock was reduced from 2,000,000 to 1,883,549, the number of authorized shares of Series D redeemable convertible preferred stock was increased from 222,570 to 320,000, and 4,648,789 shares of Series E and 2,298,564 shares of Series E-2 redeemable convertible preferred stock were authorized and designated.

    In addition, the characteristics of the Series A, B, C and D redeemable convertible preferred stock were redefined including the addition of redemption privileges to the previously unredeemable Series C and D convertible preferred stock. Effective July 30, 1999, the Series A, B, C, D, E and E-2

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) redeemable convertible preferred stock (collectively, the "preferred stock") have the following characteristics:

    CONVERSION RIGHTS

    Each share of redeemable preferred stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments. All shares of outstanding preferred stock automatically convert into common stock upon the closing of a public offering of the Company's common stock involving gross proceeds to the Company of at least $15 million and a per share price of not less than $10.00 or (ii) the affirmative vote of not less than a majority of the then-outstanding preferred stockholders voting as a single class.

    REDEMPTION RIGHTS

    At any time on or after July 30, 2004, at the request of a majority of the holders of the then-outstanding shares of the redeemable preferred stock, the Company shall redeem 100% of those shares at a price of $3.25 per share, plus an additional $0.29 per share for each full year between July 30, 1999 and the redemption date, plus any declared but unpaid dividends, subject to certain antidilution adjustments.

    DIVIDEND RIGHTS

    Holders of the Series E and E-2 preferred stock are entitled to receive noncumulative dividends when and if declared by the Company's Board of Directors at an annual rate of $0.29 per share prior to any distribution to the Series A, B, C, D or the common stockholders. Holders of the Series A and B preferred stock are entitled to receive dividends when and if declared by the Company's Board of Directors prior to any distribution to the Series C, D or the common stockholders. Holders of the Series C and D preferred stock are entitled to receive dividends when and if declared by the Board of Directors sharing ratably with the holders of the common stock on an as converted basis. Any dividends declared by the Board of Directors on the common stock must be shared ratably by the preferred stockholders and common stockholders, with the preferred stockholders receiving preference in distribution of such dividends.

    VOTING RIGHTS

    Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of the Company's common stock into which such holder's shares are convertible at the record date for such vote, except for certain preferential voting rights granted to the redeemable preferred stockholders relative to the election of members of the Board of Directors and for certain preferential voting rights granted to the Series E and E-2 preferred stockholders, voting as a class, relative to the execution of certain equity and corporate transactions.

    LIQUIDATION PREFERENCES

    In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series E preferred stock shall be entitled to receive, in preference to the holders of the Series A, B, C,

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
D, E-2 or common stock, an amount equal to $3.25, subject to certain antidilution adjustments, plus any declared but unpaid dividends. Any assets remaining following the preferential distribution to the holders of the Series E preferred stock shall be available for distribution ratably among the redeemable preferred stockholders and the common stockholders.

    PREFERRED STOCK WARRANTS

    In conjunction with issuance of notes payable and Series A preferred stock in 1995, the Company had outstanding, fully vested warrants to purchase 116,342 shares of Series A preferred stock at a price of $9.24 per share. In connection with the sale of Series B preferred stock in 1997, these warrants were converted into warrants to purchase an equal amount of shares of Series B preferred stock at a price of $6.45. The value ascribed to the warrants at the time of issuance and amendment was deemed to be immaterial. In connection with the Series E and E-2 preferred stock financing in 1999, these warrants were cancelled.

    In connection with amending a line of credit in 1999, the Company issued a warrant to purchase 36,923 shares of Series E preferred stock at an exercise price of $3.25 (Note 11).

    In connection with the issuance of Series E preferred stock in 1999, the Company issued warrants for the purchase of 1,064,277 shares of Series E preferred stock at an exercise price of $3.25 per share.

9. COMMON STOCK

    AMENDMENT TO COMMON STOCK

    In 1999 the number of authorized shares was increased from 4,700,000 to 12,042,300.

    STOCK OPTIONS

    Prior to 1997, the Company did not maintain a formal stock option plan. All options issued by the Company from inception (December 7, 1992) through December 31, 1996 were non-qualified stock options issued to employees and advisors of the Company. In January 1997, the Company adopted the 1997 Employee, Director and Consultant Stock Option Plan, which provides for the granting of incentive and non-qualified stock options to employees, directors and consultants of the Company. The number of options available for grant was increased from 200,000 to 700,000 in 1998 and to 1,600,000 in 1999. Options
granted by the Company generally vest ratably over four- to five-year periods and have a term of ten years.

    In accordance with APB No. 25, no compensation cost has been recognized for options granted to employees by the Company with exercise prices equal to or greater than fair value of the underlying common stock at grant date. In 1999, the Company recorded compensation expense of $567,576 relating to options granted to employees with exercise prices less than the fair value of the underlying common stock at grant date (fair value of common stock as subsequently determined for financial reporting purposes). Had compensation cost been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss and net loss

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. COMMON STOCK (CONTINUED)
attributable to common stockholders per share for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                                                     NET LOSS
                                                                   ATTRIBUTABLE
                                                                     TO COMMON
                                                                   STOCKHOLDERS
                                                                   PER SHARE --
                                                    NET LOSS     BASIC AND DILUTED
                                                  ------------   -----------------
As reported:
  1997..........................................  $ (4,789,375)       $(15.54)
  1998..........................................    (8,145,428)        (19.55)
  1999..........................................   (16,727,887)        (34.93)

Pro forma:
  1997..........................................  $ (4,791,540)       $(15.55)
  1998..........................................    (8,156,292)        (19.57)
  1999..........................................   (16,751,560)        (34.98)

    Because options vest over several years, additional option grants are expected to be made in the future and the determination of fair value of option grants made after the Company's initial public offering will include a volatility factor, the pro forma effects of applying the fair value method are not representative of future pro forma results.

    For the purposes of pro forma disclosure, the fair value of each employee option grant is estimated on the date of grant using the minimum valued method with the following assumptions for grants in 1997, 1998 and 1999: no dividend yield; risk-free interest rates of 6% for 1997 and 1999 grants and 5% for 1998 grants; and an expected life of five years for all options granted. The weighted average fair value of options granted to employees during 1997, 1998 and 1999, was $0.06, $0.14 and $6.52, respectively. For financial reporting purposes, all options granted in 1999 were deemed to be granted at less than fair value.

    The Company has granted options to non-employees which vest in future periods. The Company applies EITF No. 96-18 to account for these non-employee grants. Under EITF 96-18, the expense that will ultimately be recognized for these options will be the fair value at the vesting dates of the underlying options. As these options vest over periods up to five years, the Company will be required to remeasure the fair value of these options at each reporting period prior to vesting and then finally at the vesting date of the option. The Company recorded Compensation expense of $1,596,355 in 1999 relating to these options.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. COMMON STOCK (CONTINUED)
    Option activity for the years ended December 31, 1997, 1998 and 1999 was as follows:

                                                   1997                    1998                    1999
                                          ----------------------   ---------------------   ---------------------
                                                       WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                        AVERAGE                 AVERAGE                 AVERAGE
                                            NUMBER     EXERCISE     NUMBER     EXERCISE     NUMBER     EXERCISE
                                          OF SHARES      PRICE     OF SHARES     PRICE     OF SHARES     PRICE
                                          ----------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year........      12,700     $0.03       92,071      $0.37       505,945     $0.60
  Granted...............................     108,250      0.27      440,000       0.64       972,921      0.64
  Exercised.............................     (12,288)     0.01      (13,440)      0.30        (9,716)     0.45
  Canceled..............................     (16,591)     0.03      (12,686)      0.64      (147,006)     0.55
                                          ----------     -----     --------      -----     ---------     -----
Outstanding at end of year..............      92,071     $0.37      505,945      $0.60     1,322,144     $0.63
                                          ==========     =====     ========      =====     =========     =====
Options exercisable at year end.........      26,544     $0.11       66,332      $0.55       319,435     $0.58

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                         WEIGHTED-
                                          AVERAGE
                                         REMAINING
                          SHARES      CONTRACTUAL LIFE     SHARES
EXERCISE PRICES         OUTSTANDING      (IN YEARS)      EXERCISABLE
---------------         -----------   ----------------   -----------
$0.01..........             26,783           6.03           21,118
$0.64..........          1,295,361           7.92          298,317
                         ---------                         -------
                         1,322,144                         319,435
                         =========                         =======

    COMMON STOCK WARRANTS

    In connection with a leasing agreement entered into by the Company in 1994 and the issuance of notes payable to a stockholder in 1995, the Company has outstanding warrants for the purchase of 49,243 shares of the Company's common stock at an exercise price of $9.24 per share. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in 2000. The value ascribed to these warrants upon issuance was not significant.

    In connection with the issuance of the line and letter of credit in 1998, the Company issued warrants to purchase 39,024 shares of common stock at a price of $10.25 (Note 11). Additionally, in connection with a lease line, the Company is obligated to issue warrants to purchase 4,667 shares of common stock at a price of $10.25 (Note 11).

    In connection with convertible notes payable to stockholders, the Company issued warrants for the purchase of 689,569 shares of common stock at an exercise price of $3.25 per share. The value of the warrants of $1,330,000 was attributed to additional interest expense to be amortized over the stated term of the convertible notes payable. The Company amortized $1,028,533 of the value to interest expense during 1999, in the period prior to conversion. At the date of conversion the unamortized balance of $301,467 was reclassified to additional paid-in capital.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. COMMON STOCK (CONTINUED)
    STOCK RESTRICTION AGREEMENTS

    The Company has executed stock restriction agreements with certain of its common stockholders. Each agreement gives the Company the right to repurchase, at prices from $0.01 to $0.64 per share, a certain number of shares held by each individual if the respective stockholder ceases to be a director, employee or consultant, as appropriate, of the Company. The purchase option rights lapse at various dates through March 2003. At December 31, 1999, an aggregate of 25,487 shares of the Company's outstanding common stock were subject to these repurchase options. In connection with restricted stock issued to non-employees, the Company has recorded compensation expense of $93,051 in 1999.

    STOCK ISSUANCE

    Pursuant to the terms of his employment agreement, the Company sold 96,200 shares of its common stock to an officer at a price of $0.01 per share during 1997. Compensation expense recorded relating to this transaction totaled $61,000.

    In June 1997, the Company settled a lawsuit filed by a former officer. Under the terms of the settlement agreement, the Company was required to make severance payments totaling $26,000 during 1997. In addition, a significant stockholder of the Company repurchased 30,323 shares of the Company's common stock held by the former officer on behalf of the Company for $324,000 in cash. Compensation expense recorded relating to this settlement totaled $350,000.

    Pursuant to the terms of two employment agreements, the Company issued 87,000 shares of common stock during 1999. Compensation expense recorded relating to these agreements was $680,160. Additionally, in conjunction with a license agreement, the Company issued 7,000 shares of common stock. The Company recorded expense of $11,410 related to this issuance.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. INCOME TAXES

    At December 31, 1998 and 1999, the significant components of the Company's deferred tax assets and liabilties consisted of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------   ------------
Deferred tax assets:
  Investment in affiliate.........................  $        --   $    846,650
  Compensation expense............................           --        679,821
  Acquired intangible assets......................      242,165        483,967
  Net operating loss carryforwards................    7,103,376     10,908,299
  Research and development credit carryforwards...      620,656        918,332
  Other...........................................       75,108         70,584
                                                    -----------   ------------
Total gross deferred tax assets...................    8,041,305     13,907,653
Valuation allowance...............................   (7,938,479)   (13,788,500)
                                                    -----------   ------------
Total deferred tax assets.........................      102,826        119,153
                                                    -----------   ------------

Deferred tax liabilities:

  Depreciation and amortization...................      (63,687)       (85,309)
  Other...........................................      (39,139)       (33,844)
                                                    -----------   ------------
                                                       (102,826)      (119,153)
                                                    -----------   ------------

Net deferred tax assets/liabilities...............  $        --   $         --
                                                    ===========   ============

    The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1999.

    At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $26,000,000 available to reduce future taxable income which expire at various dates between 2007 and 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $600,000 and $500,000, respectively, available to reduce future tax liabilities which expire at various dates between 2008 and 2019.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of the annual limitation is determined based upon the Company's value prior to the ownership change. Subsequent significant ownership changes could further affect the limitation in future years.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES

    LEASE LINES OF CREDIT

    The Company has various equipment leases with repayment terms of 36 months. In connection with one lease agreement entered into in 1997, the Company is obligated to issue warrants to purchase 4,667 shares of common stock at a price of $10.25 per share based on the amount of borrowings under the lease. The value ascribed to these warrants was not significant.

    LEASE FOR FACILITY

    In June 1998, the Company entered into a ten-year noncancelable operating lease, renewable for an additional five years, related to its facility. Rent expense under this lease will be approximately $975,000 per year, plus applicable taxes and operating costs. Pursuant to the terms of the lease, the Company agreed to expend a total of at least $1.5 million over the lease term related to facility improvements, subject to reimbursements from the landlord of $273,098 which was received in 1999 and recorded as an offset to leasehold improvements.

    Commitments under the Company's leases obligations (net of noncancelable sublease income) as of December 31, 1999 are as follows:

                                                       OPERATING     CAPITAL
                                                         LEASES       LEASES
                                                       ----------   ----------
2000.................................................  $  750,350   $  638,803
2001.................................................     862,850      575,513
2002.................................................     975,350      380,791
2003.................................................     975,350           --
2004.................................................     975,350           --
Thereafter...........................................   3,332,445           --
                                                       ----------   ----------
Total minimum lease payments.........................  $7,871,695   $1,595,107
                                                       ==========
Less amount representing interest....................                  201,813
                                                                    ----------
Present value of capital lease obligations...........               $1,393,294
                                                                    ==========

    Total rent expenses (net of sublease income of $225,000 in 1999) under operating leases in effect were $322,000, $1,317,334 and $1,320,970 for the years ended December 31, 1997, 1998 and 1999, respectively.

    LINE OF CREDIT, LETTER OF CREDIT AND RESTRICTED CASH

    In July 1998, the Company obtained a $1.2 million line of credit, available through March 1999, from a bank. Drawdowns may be in the form of equipment loans or bridge loans and interest is variable. As of December 31, 1998, the Company had drawn down approximately $600,000 of this line of which $300,000 was under the equipment line and $300,000 was in the form of a bridge loan. This line of credit was amended in June 1999 so that all future borrowings are in the form of bridge loans and repayment of all bridge loans are extended to June 2000. The payment terms of the $300,000 equipment loan outstanding at December 31, 1998 were not modified and are payable in 33 monthly installments commencing
March 1999. As of December 31, 1999 interest accrues on the outstanding

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) equipment loan at 9%. During 1999, the balance outstanding under the bridge loans was repaid. In order to secure the facility lease, the Company also obtained a $2 million letter of credit from this same bank which is automatically renewable on an annual basis through June 2009. These obligations are being secured by $1 million of restricted cash, subject to certain reductions after the second year of the lease, and substantially all of the Company's assets excluding intellectual property.

    In connection with the original obligations entered into during 1998, the Company issued a fully vested five-year warrant to the bank to purchase 39,024 shares of its common stock at a price of $10.25 per share. The value ascribed to this warrant was not significant. In connection with the 1999 amendment, the Company issued a fully vested, five-year warrant for the purchase of 36,923 shares of Series E redeemable convertible preferred stock at an exercise price of $3.25. The value ascribed to this warrant of $88,000 is being recorded as additional interest expense over the period of the extension.

    NOTES PAYABLE

    During 1998 and 1999, the Company received cash proceeds totaling $3,284,999 and $4,665,000, respectively, pursuant to the issuance of unsecured convertible notes payable to stockholders primarily at an interest rate of 8.25%. All principal and accrued interest of $326,403 under these notes were converted to Series E and Series E-2 redeemable convertible preferred stock in 1999.

    OTHER AGREEMENTS

    The Company has entered into various license agreements and research and development funding agreements to support its research and development activities. Certain of these license agreements contain provisions for future royalties to be paid on sales of products developed under these agreements. In conjunction with entering into one license agreement in 1999, the Company issued 7,000 shares of common stock (Note 9) and fully vested options to purchase 13,000 shares of common stock for which the Company recorded expense of $18,000. Additionally, the Company has co-marketing agreements with various parties under which revenues may be earned by either party.

    Funding commitments under research and development agreements are approximately $438,644 over the next three to five years.

    The Company entered into separation agreements with certain employees and one officer. In connection with these agreements, the Company paid severance of $193,665 in 1999 and had an accrued balance of $81,291 at December 31, 1999.

12. EMPLOYEE SAVINGS PLAN

    In December 1995, the Company adopted an employee savings plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company and allows them to defer a portion of their annual compensation on a pre-tax basis. Company contributions under the 401(k) Plan are made at the discretion of the Board of Directors in amounts determined by the Board. No contributions were made to the 401(k) Plan by the Company during the years ended December 31, 1997, 1998 and 1999.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

13. RELATED PARTY TRANSACTIONS

    Upon the closing of the Series B redeemable convertible preferred stock sale in 1997, the Company paid $250,000 in cash to an officer as compensation for arranging the financing.

    The Company maintains annually renewable consulting agreements under which scientific advisory services are provided to the Company by several individual stockholders. Cash expenses under these contracts totaled $64,000, $198,000 and $210,000 in each of the years ended December 31, 1997, 1998 and 1999, respectively. The Company also grants options to these scientific advisors (Note 9).

14. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE

    CHANGE IN AUTHORIZED OPTIONS AND SHARES

    In the first quarter of 2000 the Board of Directors increased the number of options available for grant to 4,000,000 subject to stockholder approval and issued 935,818 common stock options at a weighted average exercise price of $1.63. The Company will record Compensation expense in the first quarter of 2000 and over the future vesting period relating to the issuance of these options with exercise prices below the fair value of the underlying common stock.

    SALE OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In March 2000, the Company completed a private placement financing with investors and raised net proceeds of approximately $19.9 million by issuing 3,921,568 shares of Series F redeemable convertible preferred stock at $5.10 per share. The Company will record a dividend in the first quarter of 2000 related to certain beneficial conversion features of this instrument. The Company plans to use the proceeds of the private placement to fund its research program and recruit management and technical staff. In conjunction with the issuance of Series F redeemable convertible preferred stock, the automatic conversion features of the preferred stock were adjusted so that all shares of outstanding preferred stock automatically convert into common stock upon the closing of a public offering of the Company's common stock involving gross proceeds to the Company of at least $20 million and a per share price of not less than $10.20.

    INITIAL PUBLIC OFFERING

    On March 27, 2000 the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale of shares of common stock. If the offering is consummated under the terms presently anticipated, all shares of redeemable convertible preferred stock outstanding as of the closing date of the offering will automatically convert into shares of common stock on a one-for-one basis adjusted for any stock splits.

                                Variagenics Logo

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $ 26,400
NASD filing fee.............................................    10,500
Nasdaq National Market listing fee..........................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees...........................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Printing and mailing expenses...............................
Miscellaneous...............................................
                                                              --------
    Total...................................................  $
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section       of the Underwriting Agreement, the Underwriters are
obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding shares of common stock issued and options and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

    A. CERTAIN STOCK OPTION GRANTS

    The Registrant from time to time has granted stock options to employees, consultants and directors in reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                                        AVERAGE
                                                                        WEIGHTED
                                                             NUMBER     EXERCISE
                                                            OF SHARES    PRICE
                                                            ---------   --------
January 1, 1997 to December 31, 1997......................   108,250     $0.27
January 1, 1998 to December 31, 1998......................   440,000     $0.64
January 1, 1999 to December 31, 1999......................   972,921     $0.64

    B. ISSUANCES OF CAPITAL STOCK AND WARRANTS

    1. In March 1997, we issued 5,000 shares of our common stock to a public relations firm in exchange for services rendered.

    2. In June 1997, we sold 1,883,549 shares of Series B redeemable convertible preferred stock to 6 accredited investors at a price of $6.45 per share and raised $12,148,878 in gross proceeds from the offering.

    3. In June 1997, we issued warrants to purchase 5,952 shares of our common stock at an exercise price of $9.24 per share to a leasing company in connection with a lease financing.

    4. In July 1997, we issued 96,200 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.

    5. In September 1997, we issued 77,519 shares of Series C convertible preferred stock valued at $500,000 to Avitech Diagnostics, Inc. in connection with our acquisition of certain Avitech net assets.

    6. From time to time in 1997, we issued a total of 118,358 shares of our common stock to certain of our employees and consultants in consideration for services rendered to us.

    7. In March 1998, we issued 32,000 shares of restricted stock to Anne L. Bailey, our Vice President, Diagnostic and Process Development, at a price of $0.64 per share.

    8. In March 1998, we issued 7,500 shares of our common stock to our legal counsel as compensation for services rendered.

    9. In May 1998, we issued 10,000 shares of our common stock to a licensing collaborator in exchange for services performed.

    10. In July 1998, we issued warrants to purchase 39,024 shares of our common stock at an exercise price of $10.25 per share to a lender in connection with a financing.

    11. In March 1999, we issued 7,000 shares of our common stock to a licensing collaborator in exchange for services performed.

    12. In May 1999, we issued warrants to purchase 4,667 shares of our common stock at a price of $10.25 per share to a leasing company in connection with an equipment lease transaction.

    13. In June 1999, we issued warrants for the purchase of 36,923 shares of Series E redeemable convertible preferred stock to a lender at an exercise price of $3.25 per share in connection with a bridge financing.

    14. In July 1999, we issued 320,000 shares of Series D redeemable convertible preferred stock to MDS Capital at a price of $3.25 per share in exchange for MDS Capital's shares of Series A preferred stock of Nova Molecular, Inc.

    15. In July 1999, we issued 12,000 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.

    16. In July 1999, we sold an aggregate of 3,547,589 shares of Series E redeemable convertible preferred stock to 7 accredited investors and 2,298,564 shares of Series E-2 redeemable convertible preferred stock to 6 accredited investors at a price of $3.25 per share. We also issued warrants for the purchase of up to 1,064,277 shares of Series E preferred and 689,569 shares of common stock at an exercise price of $3.25 per share. The purchasers of Series E redeemable convertible preferred stock received warrants to purchase Series E redeemable convertible preferred stock and those purchasing Series E-2 redeemable convertible preferred stock received warrants to purchase our common stock. We raised approximately $19,000,000 in gross proceeds from the offering.

    17. In September 1999, we issued 75,000 shares of restricted stock to Taylor
J. Crouch, our President and Chief Executive Officer, at a purchase price of $0.01 per share and in consideration for services rendered to us.

    18. In January 2000, we issued 5,495 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, in connection with his departure from us.

    19. In March 2000, we sold an aggregate of 3,921,568 shares of Series F redeemable convertible preferred stock to 16 accredited investors at a price of $5.10 per share. We raised approximately $20,000,000 in gross proceeds from the offering.

    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
         *1             Form of Underwriting Agreement

          3.1           Certificate of Incorporation of the Company, as amended

         *3.2           Restated Certificate of Incorporation of the Company, to be
                        effective immediately prior to the closing of this offering

          3.3           Bylaws of the Company

         *3.4           Restated Bylaws of the Company, to be effective immediately after the closing of this offering

         *4.1           Specimen certificate for shares of common stock

         *5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

         10.1           1997 Employee, Director and Consultant Stock Option Plan, as
                        amended, including form of stock option agreement for
                        incentive and non-statutory stock options.

         10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

         10.3 Amendment to Loan Documents, dated as of June 24, 1999, by and between the Company and Imperial Bank.

         10.4 Loan Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

         10.5 General Security Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

         10.6 Employment Agreement, dated March 18, 1999 by and between the Company and Taylor J. Crouch.

         10.7           Employment Agreement, dated January 27, 1998 by and between the Company and Anne L. Bailey.

     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
         10.8           Employment Agreement, dated July 1, 1998 by and between the
                        Company and Colin W. Dykes, Ph.D.

         10.9           Employment Agreement, dated January 21, 2000, by and between the Company and Bruce Maloff, Ph.D.

         10.10 Employment Agreement, dated March 15, 1993 by and between the Company and Vincent Stanton, Jr., M.D.

         10.11          Employment Agreement, dated December 23, 1998 by and between the Company and Richard P. Shea.

       **10.12          Alliance Agreement, dated August 2, 1999 by and between the
                        Company and Covance, Inc.

       **10.13          Marketing Alliance Agreement, dated as of December 1, 1998 by and between the Company and Quintiles Transnational Corp.

       **10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999 by and between the Company and NMI.

         23.1           Consent of PricewaterhouseCoopers LLP.

        *23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

         24             Power of Attorney (included at page II-6).

         27             Financial Data Schedule.

------------------------

*   To be filed by amendment

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 29th day of March, 2000.

                                                       VARIAGENICS, INC.

                                                       By:            /s/ TAYLOR J. CROUCH,
                                                            -----------------------------------------
                                                                        Taylor J. Crouch,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Variagenics, Inc., hereby severally constitute and appoint Taylor J. Crouch and Richard P. Shea and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       President, Chief Executive
                /s/ TAYLOR J. CROUCH                     Officer and Director
     -------------------------------------------         (principal executive         March 29, 2000
                  Taylor J. Crouch                       officer)

                                                       Chief Financial Officer and
                 /s/ RICHARD P. SHEA                     Treasurer (principal
     -------------------------------------------         financial and accounting     March 29, 2000
                   Richard P. Shea                       officer)

              /s/ DAVID HOUSMAN, PH.D.
     -------------------------------------------       Director                       March 29, 2000
                David Housman, Ph.D.

        /s/ PHILIPPE O. CHAMBON, M.D., PH.D.
     -------------------------------------------       Director                       March 29, 2000
          Philippe O. Chambon, M.D., Ph.D.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                 /s/ MARK P. CARTHY
     -------------------------------------------       Director                       March 29, 2000
                   Mark P. Carthy

           /s/ JEAN-FRANCOIS FORMELA, M.D.
     -------------------------------------------       Director                       March 29, 2000
             Jean-Francois Formela, M.D.

                /s/ MARTIN VOGELBAUM
     -------------------------------------------       Director                       March 29, 2000
                  Martin Vogelbaum

                /s/ DAVID A. SHOTLAND
     -------------------------------------------       Director                       March 29, 2000
                  David A. Shotland

                                 EXHIBIT INDEX

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
         *1             Form of Underwriting Agreement

          3.1           Certificate of Incorporation of the Company, as amended

         *3.2           Restated Certificate of Incorporation of the Company, to be
                        effective immediately prior to the closing of this offering

          3.3           Bylaws of the Company

         *3.4           Restated Bylaws of the Company, to be effective immediately after the closing of this offering

         *4.1           Specimen certificate for shares of common stock

         *5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

         10.1           1997 Employee, Director and Consultant Stock Option Plan, as
                        amended, including form of stock option agreement for
                        incentive and non-statutory stock options.

         10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

         10.3           Amendment to Loan Documents dated as of June 24, 1999 by and between the Company and Imperial Bank.

         10.4           Loan Agreement dated as of July 10, 1998 by and between the
                        Company and Imperial Bank.

         10.5           General Security Agreement, dated as of July 10, 1998 by and between the Company and Imperial Bank.

         10.6 Employment Agreement, dated March 18, 1999 by and between the Company and Taylor J. Crouch.

         10.7           Employment Agreement, dated January 27, 1998 by and between the Company and Anne L. Bailey.

         10.8           Employment Agreement, dated July 1, 1998 by and between the
                        Company and Colin W. Dykes, Ph.D.

         10.9           Employment Agreement, dated January 21, 2000 by and between the Company and Bruce Maloff, Ph.D.

         10.10 Employment Agreement, dated March 15, 1993 by and between the Company and Vincent P. Stanton, Jr., M.D.

         10.11          Employment Agreement, dated December 23, 1998 by and between the Company and Richard P. Shea.

       **10.12          Alliance Agreement dated August 2, 1999 by and between the
                        Company and Covance, Inc.

       **10.13          Marketing Alliance Agreement dated as of December 1, 1998 by and between the Company and Quintiles Transnational Corp.

       **10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999 by and between the Company and NMI.

         23.1           Consent of PricewaterhouseCoopers LLP.

        *23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

         24             Power of Attorney (included at page II-6).

         27             Financial Data Schedule.

------------------------

*   To be filed by amendment

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.